UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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The WhiteWave Foods Company

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NOTICE OF STOCKHOLDERS’ MEETING

We will hold our annual stockholders’ meeting on Wednesday, April 17, 2013, at 9:30 a.m. (MST), at the Denver Museum of Nature and Science, Ricketson Auditorium, 2001 Colorado Blvd., Denver, Colorado 80205.

At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

•	Proposal One: A proposal to elect Stephen L. Green and Michelle P. Goolsby as members of our Board of Directors, each for a three-year term.

•	Proposal Two: A proposal to approve our 2012 Stock Incentive Plan.

•	Proposal Three: A proposal to approve, on an advisory basis, our executive compensation.

•	Proposal Four: A proposal to approve, on an advisory basis, the frequency of holding an advisory stockholder vote to approve our executive compensation.

•	Proposal Five: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2013.

We will also discuss and take action on any other business that is properly brought before the meeting.

If you were a stockholder of record of the Company’s Class A common stock, par value $0.01 per share, or Class B common stock, par value $0.01 per share, at the close of business on February 25, 2013, you are entitled to vote on the proposals to be considered at this year’s meeting.

This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about March 19, 2013.

By order of the Board of Directors,

Roger E. Theodoredis
Executive Vice President and General Counsel

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON APRIL 17, 2013

The Company’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available at www.whitewave.com.

What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?	68
Have our equity compensation plans been approved by our stockholders?	69
Section 16(a) Beneficial Ownership Reporting Compliance	69

March 19, 2013

Dear Fellow Stockholders,

You are invited to attend our first annual meeting of stockholders on Wednesday, April 17, 2013 at 9:30 a.m. (MST), at the Denver Museum of Nature and Science, Ricketson Auditorium, 2001 Colorado Blvd., Denver, Colorado 80205. At the annual meeting, we will vote on the proposals described in this Proxy Statement and present a brief report on our 2012 results and an update on our business. We will conclude the meeting by inviting you to ask questions and make comments.

If you have questions regarding any of the matters contained in this Proxy Statement, please contact our Investor Relations Department at investor.relations@whitewave.com or at 1.303.635.4747.

Next year, we plan to furnish our proxy materials to you over the Internet, rather than mailing hard copies, to the extent we are permitted. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. We encourage you to choose electronic delivery of company materials whenever possible.

We look forward to seeing you at the meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board and Chief Executive Officer

QUESTIONS AND ANSWERS

Why did I receive this Proxy Statement?

On March 19, 2013, The WhiteWave Foods Company (referred to as “WhiteWave,” the “Company,” we, us or our) began mailing this Proxy Statement to everyone who was a stockholder of record of the Company’s Class A common stock, par value $0.01 per share (“Class A common stock”), and Class B common stock, par value $0.01 per share (“Class B common stock”), as of the close of business on February 25, 2013, the record date for the determination of stockholders entitled to notice of and to vote at our annual stockholders’ meeting. Our Class A common stock and Class B common stock are referred to collectively in this Proxy Statement as our “common stock.” This Proxy Statement lets our stockholders know when and where we will hold our annual meeting and, more importantly, this Proxy Statement:

•	includes detailed information about the matters that will be discussed and voted on at the meeting, and

•	provides updated information about our Company that you should consider in order to make an informed decision at the meeting.

I received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card or voting card that you received.

How can I change the number of copies of the Annual Report and Proxy Statement being delivered to my household for future mailings?

Family members who are registered owners of our common stock and who live in the same household generally receive only one copy per household of the Annual Report, Proxy Statement, and most other mailings. The only item that is separately mailed for each registered stockholder or account is a proxy card. If you would like to start receiving separate copies in your name, apart from others in your household, please contact our Investor Relations Department at investor.relations@whitewave.com, at 1.303.635.4747 or at The WhiteWave Foods Company, 12002 Airport Way, Broomfield, CO 80021, and request that action. Within 30 days after your request is received, we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate duplications, please contact our Investor Relations Department at the addresses or phone number provided above and request that action. That request must be made by each registered stockholder in the household.

How can I obtain my own separate copy of the Annual Report and Proxy Statement for the meeting in April?

For multiple stockholders who live in the same household and want separate copies of the Annual Report and Proxy Statement for review prior to the annual meeting, you may download them from www.whitewave.com. We will also have materials available at the meeting. If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank or other nominee. If you would like copies mailed to you and you are a registered stockholder, you may request them from our transfer agent at Computershare, P.O. Box 43006, Providence, RI 02940-3006, or by telephoning 1.866.557.8698. We cannot guarantee you will receive mailed copies before the meeting.

What will occur at the annual meeting?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder is:

•	present in person, or

•	not present in person but has submitted a proxy either by telephone, online or mail prior to the meeting.

According to our bylaws, holders of a majority in voting power of the shares of the Company’s Class A common stock and Class B common stock must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

If holders of less than a majority in voting power of the shares of the Company’s Class A common stock and Class B common stock are present at the meeting, we will adjourn the meeting and reschedule it. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:

•	Proposal One: A proposal to elect Stephen L. Green and Michelle P. Goolsby as members of our Board of Directors, each for a three-year term.

•	Proposal Two: A proposal to approve our 2012 Stock Incentive Plan.

•	Proposal Three: A proposal to approve, on an advisory basis, our executive compensation.

•	Proposal Four: A proposal to approve, on an advisory basis, the frequency of holding an advisory stockholder vote to approve our executive compensation.

•	Proposal Five: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2013.

The Board of Directors is soliciting your vote on these proposals. All of the proposals have been approved by our Board of Directors. Our Board of Directors recommends that you vote FOR each of the nominees for director, FOR Proposals 2, 3 and 5, and for “3 YEARS” on Proposal 4.

Holders of our Class A common stock and Class B common stock vote will vote together as a single class on all matters presented to the stockholders at the meeting. Cumulative voting is not permitted.

As of February 25, 2013, there were

•	23,000,000 shares of our Class A common stock issued and outstanding, each of which is entitled to one vote per share on each proposal; and

•

150,000,000 shares of our Class B common stock issued and outstanding, each of which is entitled to ten votes per share on each proposal and all of which are held by Dean Foods Company (“Dean Foods”). Dean Foods owns 98.5% of the voting power with respect to each proposal.

After all of the proposals have been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will present a brief report on our 2012 business and financial results and an update on our business.

How many votes are necessary to elect the nominees for director?

Our bylaws provide that in an uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, that director shall be elected. Abstentions or “broker non-votes” will not be counted as votes cast either “for” or “against” any director’s election. If an incumbent director does not receive a majority of the votes cast “for” election, then the director must follow the guidelines set forth in the Board’s Corporate Governance Principles related to director elections, which provide that the director shall offer to tender his or her resignation to the Board. The Board would then make a determination of whether to accept the resignation.

What if a nominee for director is unwilling or unable to stand for election?

Each of the persons nominated for election has agreed to stand for election. However, if unexpected events arise that cause one or more of the persons nominated for election to be unable to stand for election, then either:

•	the Board of Directors can vote at, or prior to, the meeting to reduce the size of the Board of Directors, or

•	the Board of Directors may, prior to or during the meeting, nominate another person for director.

If our Board of Directors nominates someone at or prior to the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote for such person on your behalf.

How many votes are necessary to pass the other proposals?

Proposal Two: The proposal to approve our 2012 Stock Incentive Plan must receive the affirmative vote of the holders of shares of common stock having a majority in voting power of the votes cast by the holders of all of the shares of common stock present (in person and by proxy) and entitled to vote on the matter in order to pass.

Proposal Three: As of March 11, 2013, the Compensation Committee of our Board of Directors (the “Compensation Committee”) has responsibility for designing our executive compensation program, which is described in the Compensation Discussion and Analysis section of this Proxy Statement and the related compensation tables. Stockholder approval of our executive compensation is not binding on the Board of Directors, the Compensation Committee or the Company. However, the Board of Directors is soliciting your opinion regarding our executive compensation. The Compensation Committee will take your opinion into account when considering future compensation arrangements for our executives. The proposal must receive the affirmative vote of the holders of shares of common stock having a majority in voting power of the votes cast by the holders of all of the shares of common stock present (in person and by proxy) and entitled to vote on the matter in order to pass.

Proposal Four: The Board of Directors has responsibility for selecting the frequency with which it conducts an advisory vote related to our executive compensation. Stockholder approval of this selection is not binding on the Board of Directors or the Company. However, the Board of Directors is soliciting your opinion regarding this selection. The Board of Directors will take your opinion into account when considering the frequency with which it conducts future advisory votes on our executive compensation. Stockholders will choose between holding advisory votes every one, two, or three years, or to abstain from voting. The frequency choice receiving the most stockholder votes will be deemed to be the choice of the stockholders.

Proposal Five: The Audit Committee of our Board of Directors has responsibility for the selection of our independent auditor and has selected Deloitte & Touche LLP to serve as our independent auditor for 2013. Stockholder ratification of this selection is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2013. The proposal must receive the affirmative vote of the holders of shares of common stock having a majority in voting power of the votes cast by the holders of all of the shares of common stock present (in person and by proxy) and entitled to vote on the matter in order to pass.

How do I submit my proxy?

To submit your proxy, follow the instructions on the enclosed proxy card or voting card. You may vote by telephone, online or by mail.

If you are a registered stockholder, you can also vote in person at the meeting. If your shares are held in a brokerage account, you are probably not a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper legal proxy from your broker. You should therefore submit your proxy or voting instructions by telephone, online or mail according to the instructions on the enclosed voting card to ensure that your vote is counted.

Voting by any means other than voting in person at the meeting has the effect of appointing Gregg L. Engles, our Chairman of the Board and Chief Executive Officer, and Roger E. Theodoredis, our Executive Vice President and General Counsel, as your proxies. They will be required to vote on the proposals described in this Proxy Statement exactly as you have voted. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Mr. Theodoredis will be authorized to use their discretion to vote on such issues on your behalf.

If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR each of the nominees for director, FOR Proposals 2, 3 and 5, and for “3 YEARS” on Proposal 4.

We encourage you to submit your proxy now (by telephone, online or by mail) even if you plan to attend the meeting in person.

Can I access the Company’s Proxy Statement and Annual Report electronically?

Yes. WhiteWave Foods has delivered a full set of proxy materials to stockholders, unless you previously consented to receive electronic delivery of proxy materials. In addition, this Proxy Statement and the 2012 Annual Report are available online at www.whitewave.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving hard copies in the mail. You can choose this option by following the instructions when you vote over the Internet.

I previously consented to receive electronic delivery of my proxy materials. Can you send me a hard copy of these proxy materials?

For stockholders of record: We will deliver promptly, upon written or oral request, a separate copy of these proxy materials. Contact our transfer agent either by writing Computershare, P.O. Box 43006, Providence, RI 02940-3006, or by telephoning 1.866.557.8698.

For holders in street name: You must contact your bank, broker or other intermediary to receive copies of these materials.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days following the meeting. You can also obtain a copy on our website at www.whitewave.com, on the SEC’s website at www.sec.gov or by contacting our Investor Relations Department at The WhiteWave Foods Company, 12002 Airport Way, Broomfield, CO 80021 or at investor.relations@whitewave.com.

What if I want to revoke my proxy?

You can revoke your proxy at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

•	write to Roger E. Theodoredis, Corporate Secretary, at The WhiteWave Foods Company, 12002 Airport Way, Broomfield, CO 80021, or

•	submit a later-dated proxy, either by telephone or online (your last vote before the meeting begins will be counted).

If you are a registered stockholder (or if you hold your shares in “street name” and have a proper legal proxy from your broker), you may also come to the meeting and change your vote in writing.

What if I do not submit a proxy?

Holders of a majority in aggregate voting power of the issued and outstanding shares of the Company’s Class A common stock and Class B common stock, considered together, must be present at this year’s meeting in order to conduct the meeting. Because Dean Foods owns shares of Class B common stock representing 98.5% of the aggregate voting power of the issued and outstanding shares of the Company’s common stock, its vote alone will constitute a quorum at this year’s meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on Proposal One, regarding the election of directors.

If your shares are held in “street name” and you do not instruct your broker how to vote your shares, your brokerage firm will leave your shares unvoted (a “broker non-vote”) with respect to all proposals other than Proposal Five. Broker non-votes will be considered present for quorum purposes but will not be considered present and entitled to vote on any matter for which a broker does not have authority. Brokers have discretionary voting power to vote only on matters considered to be “routine”. Pursuant to the rules of the New York Stock Exchange (“NYSE”), your broker will be permitted to vote for you without instruction only with respect to Proposal Five regarding the ratification of Deloitte & Touche LLP. A broker non-vote will not have any impact on the outcome of Proposals One, Two, Three, and Four.

How do I raise an issue for discussion or vote at the annual meeting?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting of stockholders to be held in 2014, such notice must be received no earlier than December 18, 2013 and no later than January 17, 2014.

If you would like your proposal to be included in next year’s Proxy Statement, you must submit it to our Corporate Secretary in writing no later than November 19, 2013. We will include your proposal in our next annual Proxy Statement if it is a proposal that we are required to include in our Proxy Statement pursuant to the rules of the SEC. You must send your proposal to our principal executive offices at:

The WhiteWave Foods Company

c/o Corporate Secretary

2711 North Haskell Avenue, Suite 3400

Dallas, Texas 75204

According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of the holders of shares of common stock having a majority in voting power of the votes cast by the holders of all of the shares of common stock present at the meeting (in person and by proxy) and entitled to vote on the matter.

Who will pay for this solicitation?

We have not engaged a third party to assist in the solicitation of votes; however, certain of our officers and employees may solicit proxies by mail, telephone, fax, e-mail or in person. We will pay all costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Our transfer agent, Computershare, will count the votes and act as inspector of election.

PROPOSALS BY OUR BOARD OF DIRECTORS

Proposal One: Election of Directors

Our Board of Directors currently consists of six directors who are divided into three classes: two directors whose term will expire at the 2013 Annual Meeting of Stockholders, two directors whose term will expire at the 2014 Annual Meeting of Stockholders, and two directors whose term will expire at the 2015 Annual Meeting of Stockholders. In October 2012, we amended and restated our certificate of incorporation to provide for the declassification of our Board of Directors over a three-year period, with such declassification expected to commence in 2015 and be complete in 2017. Stockholders will vote for the two nominees listed below to serve for a three-year term until the 2016 Annual Meeting of Stockholders, or until such director’s earlier death, resignation or removal.

Each of the nominees listed below is currently a member of our Board of Directors and has agreed to stand for election. There are no family relationships among our directors or executive officers.

Stephen L. Green

Director since August 2012

Mr. Green, age 62, retired in December 2012 as a partner with Canaan Partners, a venture capital firm, where he had served since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group. In addition to serving on our Board of Directors, Mr. Green serves on the Board of Directors of Dean Foods, where he serves on the Compensation Committee, and The Active Network, a software firm, where he serves on the Compensation Committee and the Audit Committee. He also serves on the boards of directors of Caris Life Sciences, the parent company of Caris Diagnostics and Caris Molecular Diagnostics, where he chairs the Audit Committee, and Verance Corporation, a media technology developer, where he serves on the Audit Committee, both of which are privately held.

Mr. Green has a broad background in financing companies involved in manufacturing, retail, radio, television, cable broadcasting and financial services. During his 25-year career in private equity, he analyzed hundreds of financial statements and served on numerous Boards of Directors. In addition, Mr. Green held a variety of financial roles over a 12-year period at General Electric, including a 5-year term as a Corporate Auditor. Mr. Green also served as Chairman of the Audit Committee at Advance PCS, a NYSE-listed Fortune 500 company, from 1993 to 2005. We believe that Mr. Green should serve as our director because his comprehensive experience and responsibility for financial and accounting issues will serve the Company well in his role as a director and a member of the Audit Committee.

Michelle P. Goolsby

Director since November 2012

Ms. Goolsby, age 55, is a Venture Partner and a member of the Investment Committee of Greenmont Capital Partners, a private equity firm. Prior to joining Greenmont Capital Partners, Ms. Goolsby held multiple offices with Dean Foods from 1998 to 2008, including Executive Vice President, General Counsel and Chief Administrative Officer and Executive Vice President, Development, Sustainability and Corporate Affairs. Before joining Dean Foods, Ms. Goolsby spent more than 13 years in private law practice. In addition to serving on our Board of Directors, Ms. Goolsby serves on the Board of Directors of Capstead Mortgage Corporation, a real estate investment trust, where she serves on the Governance Committee, and SACHEM Inc., a private chemical science company, where she serves on the Strategic Planning and HR/Compensation Committees. She also serves on the Boards of Directors of two nonprofit organizations, Vitamin Angels Alliance, Inc., where she serves as Chair of the Board, and The Organic Center.

As Venture Partner of Greenmont Capital Partners and executive at Dean Foods, Ms. Goolsby has significant experience with the natural products industry, with an emphasis on investments, corporate development, sustainability, corporate governance, compliance, human resources and communications.

Ms. Goolsby also has extensive experience from her years in private practice with mergers and acquisitions, public and private securities offerings and other capital markets transactions, which will be invaluable in the analysis and assessment of the strategic direction of our Company.

Information on our other directors, including biographies, other Board service and particular qualifications, can be found beginning on page 16 of this Proxy Statement.

Our Board of Directors unanimously recommends that you vote FOR the election of Mr. Green and Ms. Goolsby.

Proposal Two: Approval of the 2012 Stock Incentive Plan

Our Board of Directors is asking stockholders to approve the 2012 Stock Incentive Plan (the “2012 SIP”), which was adopted in connection with our initial public offering and approved by Dean Foods in its capacity as sole stockholder on October 14, 2012. The 2012 SIP is being submitted for stockholder approval in order to ensure that future awards may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and therefore be exempt from the cap on our tax deduction that may be imposed by Section 162(m) of the Internal Revenue Code. The following is a summary of the material features of the 2012 SIP. For a more complete understanding of the 2012 SIP, please refer to the entire text of the 2012 SIP, a copy of which is included with this Proxy Statement as Appendix A.

General

The purposes of the 2012 SIP are to attract and retain executive personnel, other key employees, non-employee directors and consultants of outstanding ability, to motivate them by means of performance-related incentives, and to enable them to participate in our growth and financial success. Eligibility to participate in the 2012 SIP is limited to our employees (including officers and directors who are employees), non-employee directors and consultants, and employees, non-employee directors and consultants of our subsidiaries.

Until March 11, 2013, and as further described below, the 2012 SIP was administered by our independent directors within the parameters initially established by Dean Foods and the Dean Foods Compensation Committee (the “DF Compensation Committee”), except that the equity awards granted to certain of our executive officers and key employees in connection with our initial public offering (the “IPO Grants”) described below were approved by the DF Compensation Committee and our independent directors. Effective March 11, 2013, our Board of Directors established the Compensation Committee, which is now responsible for administering our 2012 SIP.

The Compensation Committee will, from time to time, determine the specific persons to whom awards under the 2012 SIP will be granted, the extent of any such awards, and the terms and conditions of each award. The Compensation Committee may delegate this authority, in their discretion, to our Chief Executive Officer or other officers, but may only delegate authority with respect to grants to individuals who are not our executive officers and only to the extent that such delegation is permitted under applicable law. The Compensation Committee or its designee, pursuant to the terms of the 2012 SIP, also will make all other necessary decisions and interpretations under the 2012 SIP.

Under the 2012 SIP, the Compensation Committee may grant awards of various types of equity-based compensation, including stock options, stock appreciation rights, restricted stock and restricted stock units (“RSUs”), performance shares and performance units, and other types of equity-based awards.

Only Class A common stock may be awarded under the 2012 SIP. The maximum number of shares of Class A common stock that will be available to be awarded under the 2012 SIP is 20,000,000 shares. The maximum number of shares of Class A common stock that may be issued under the 2012 SIP with respect to incentive stock options is 1,000,000 shares. In addition, no participant may be granted awards of restricted stock, RSUs, performance shares, and performance units covering more than 2,000,000 shares of Class A common stock in any calendar year, and no participant may be granted options and stock appreciation rights (“SARs”) covering more than 2,000,000 shares of Class A common stock in any calendar year. These limits may be modified upon certain corporate events, including recapitalizations, in order to preserve, or prevent the enlargement of, benefits or potential benefits under the 2012 SIP, as may the awards themselves. If Dean Foods effects a spin-off of all or a portion of its ownership interest in us (any such transaction, the “Spin-Off”), these limits will not apply with respect to awards that may be made under the 2012 SIP in replacement of then outstanding awards in respect of Dean Foods common stock outstanding immediately prior to the Spin-Off. No more than $10,000,000 may be paid to any one participant with respect to cash-based awards made during a calendar year.

Performance Shares and Performance Units; Performance Awards; Performance Criteria

The Compensation Committee may grant awards of performance shares or performance units under the 2012 SIP based upon the achievement of specified performance objectives or the occurrence of other events, such as a change in control, as determined by the committee in its discretion. In administering the 2012 SIP, the Compensation Committee has the authority to determine other terms and conditions of the performance shares and performance units, including conditioning payment on the participant’s completing a minimum period of service following the grant date. Participants may not transfer any shares underlying such awards before they vest. The Compensation Committee may also grant performance awards under the 2012 SIP. Performance awards may be payable in cash or in shares of Class A common stock, and may relate to a single-year performance period, such as an annual bonus award, or multi-year periods.

The Compensation Committee may establish performance goals applicable to any award, including performance awards, performance shares, and performance units, consistent with the terms of the 2012 SIP. When establishing a performance goal, the Compensation Committee will determine the performance period over which performance against the goal will be measured and the amount of cash or number or value of shares of Class A common stock that may be earned based on the level of the performance goal achieved. Additional provisions that relate to the setting of the performance goal, certifying achievement of performance against the goal and the amount earned, and exercising negative discretion to reduce the amount earned and that apply to awards made to executive officers are intended to meet the tax deductibility rules for “performance-based” compensation under Section 162(m) of the Code.

The 2012 SIP provides that the Compensation Committee may base the performance goals upon the relative or comparative attainment of one or more of the following performance criteria (whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): total stockholder return, stock price, operating earnings or margins, net earnings, earnings per share, EBITDA, net sales, return on equity, income, market share, return on investment, return on capital employed, working capital, return on invested capital, level of expenses, revenue, cash flow, and, in the case of persons who are not executive officers, such other criteria as may be determined by the Compensation Committee. Performance criteria may be established on a company-wide basis or with respect to one or more business units, divisions, or subsidiaries. When establishing performance criteria for a performance period, the Compensation Committee may exclude any or all charges or costs associated with restructurings of our Company or any subsidiary, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes, or such other objective factors as the Compensation Committee deems appropriate.

Unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability, or retirement during the performance period, but at least one year into the performance period, the participant will be entitled to a distribution of the same number of performance awards or performance shares, as well as the value of performance units (without proration) or that would have been payable for the performance period had his service continued until the end of the performance period. If a participant’s service is terminated for any other reason, performance awards, performance shares, and the value of performance units relating to the relevant performance period, will be immediately forfeited and cancelled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such performance awards, performance shares, and the value of performance units will be immediately forfeited and cancelled upon termination of service for cause.

Restricted Stock and RSUs

The Compensation Committee may grant awards of restricted stock and RSUs under the 2012 SIP. Restricted stock and RSUs are forfeitable until they vest, and the participant may not transfer the restricted stock before it vests. Unless otherwise determined by the Compensation Committee, restricted stock and RSUs will vest ratably over three years on each anniversary of the date of grant (subject to the participant’s continued service with us) or upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. RSUs may be settled in cash or shares of Class A common stock. Unless otherwise determined by the Compensation Committee or provided in an award, employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability, or retirement during the restricted period, a pro rata portion of any restricted stock or RSUs held by the participant will vest and no longer be forfeitable based on the number of full calendar months of the participant’s service at the date of termination relative to the number of months in the restricted period. If a participant’s service is terminated for any other reason, any restricted stock or RSUs held by the participant will be immediately forfeited and cancelled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such restricted stock and RSUs will be immediately forfeited and cancelled upon termination of service for cause. Unless otherwise determined by the Compensation Committee, shares of restricted stock have the right to vote and to receive dividends, if any, from the date of grant, while RSUs do not have such rights prior to vesting.

Stock Options and SARs

The Compensation Committee may grant awards of stock options and SARs under the 2012 SIP. The stock options may be either “incentive stock options” (as that term is defined in Section 422 of the Code), which provide the recipient with favorable tax treatment, or options that are not incentive stock options (“non-qualified stock options”). The Compensation Committee has the authority to determine the terms and conditions of the stock options, including the number of shares subject to each stock option and SAR, the exercise price per share, which must be at least the fair market value of a share of our Class A common stock on the date of grant (as determined in accordance with the 2012 SIP), and when the stock option or SAR will become exercisable. Unless otherwise determined by the Compensation Committee, or provided in an award, employment or individual severance agreement, the stock options and SARs will become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant. Stock options and SARs may also become exercisable upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or a change in control, as determined by the Compensation Committee in its discretion. The exercise period for any stock options and SARs awarded under the 2012 SIP may not extend beyond ten years from the date of grant.

Stock options and SARs awarded under the 2012 SIP that vest and become exercisable may be exercised in whole or in part. The exercise price of a stock option may be paid either in cash or cash equivalents or, if permitted by the Compensation Committee, with previously acquired shares of our Class A common stock, by means of a brokered cashless exercise, or by a combination of the foregoing, provided that the consideration tendered, valued as of the date tendered, is at least equal to the exercise price for the stock options being exercised. Additionally, options may be “net exercised,” that is, the excess, if any, of the full fair market value of the shares issuable upon exercise of the options being exercised over the exercise price for such shares and the taxes associated with such exercise will be delivered in shares of Class A common stock without any requirement that the participant pay the exercise price.

SARs are similar to stock options, except that no exercise price is required to be paid. Upon exercise of a SAR, the participant will receive payment equal to the increase in the fair market value of a share of Class A common stock on the date of exercise over the exercise price (fair market value on date of grant) times the number of shares of Class A common stock as to which the SAR is being exercised. The payment will be made in cash or shares of Class A common stock of equivalent value.

Unless otherwise determined by the Compensation Committee or provided for in an award, employment, or individual severance agreement, if a participant’s service is terminated by reason of death or disability, all stock options and SARs held by the participant at the date of termination will vest and become exercisable and will remain exercisable until the earlier of (i) the second anniversary of such termination (or, for incentive stock options, the first anniversary of such termination) or (ii) the expiration date of the option or SAR. If a participant’s service is terminated for any other reason, any stock options held by the participant that have not become vested and exercisable will be immediately cancelled and any stock options and SARs that have become vested and exercisable will remain exercisable for 90 days following such termination. In any event, all stock options and SARs (whether or not then vested and exercisable) will be immediately cancelled upon termination of service for cause.

Other Stock-Based Awards

The 2012 SIP permits the Compensation Committee to grant other forms of stock-based awards with such terms and conditions as the committee determines, including provisions relating to the impact of termination of service and a change in control. Such awards may include outright grants of shares of Class A common stock without restriction or awards structured to meet the requirements of non-U.S. law or practice. Such awards may be settled by the issuance of shares of Class A common stock or by a cash payment equal to the value of the shares earned under the award.

Change in Control

Except as otherwise provided in an employment or individual severance agreement or award agreement, upon a change in control (as defined in the 2012 SIP) of our Company, or, with respect to the IPO Grants and if prior to a Spin-Off, (1) all outstanding stock options and SARs will become immediately vested and exercisable; (2) the restricted period of all outstanding restricted stock and restricted stock units will immediately lapse; and (3) each outstanding performance award, performance share, and performance unit will be cancelled in exchange for at least 100% of the amount earned upon full achievement of applicable performance criteria. In addition, the Compensation Committee may provide that in connection with a change in control:

•

each stock option and SAR will be cancelled in exchange for an amount equal to the excess, if any, of the fair market value of our Class A common stock over the exercise price for such option or SAR; and

•

each share of restricted stock and each RSU will be cancelled in exchange for an amount equal to the fair market value of a share of Class A common stock multiplied by the number of shares of Class A common stock covered by such award. All amounts payable as a result of a change in control will be paid in cash or, at the discretion of the Compensation Committee, in shares of stock of any new employer.

If a change in control occurs as a result of a merger, reorganization, consolidation, or sale of all or substantially all of our assets, any participant whose service is involuntarily terminated (other than for cause) on or after the date on which our stockholders approve the transaction giving rise to the change in control will be treated for purposes of the 2012 SIP as continuing service with us until the consummation of the change in control and to have been terminated immediately thereafter.

Amendment and Termination

Our Board of Directors may terminate or suspend the 2012 SIP at any time, and from time to time may amend or modify the 2012 SIP, provided that without the approval by a majority of the votes cast at a duly constituted meeting of stockholders, no amendment or modification to the 2012 SIP may (1) materially increase the benefits accruing to participants under the 2012 SIP, (2) except as a result of an adjustment in capitalization, materially increase the number of shares of stock subject to awards under the 2012 SIP or the number of awards or amount of cash that may be granted to a participant under the 2012 SIP, (3) materially modify the requirements for participation in the 2012 SIP, or (4) materially modify the 2012 SIP in any way that would require stockholder approval under any regulatory requirement that the Compensation Committee determines to be applicable. Consequently, the 2012 SIP cannot be amended to remove the prohibition on re-pricing or to permit the grant of options or SARs at below fair market value exercise prices without stockholder approval. No amendment, modification, or termination of the 2012 SIP shall in any material way adversely affect any award previously granted under the 2012 SIP without the consent of the participant. The 2012 SIP shall continue in effect, unless sooner terminated by the Board of Directors, until August 7, 2022, the tenth anniversary of the date on which the 2012 SIP was adopted by the Board of Directors, at which time no additional awards may be granted after that date.

Plan Benefits

As of December 31, 2012, approximately 145 persons, including the persons serving as our executive officers and non-employee directors, were eligible to receive awards under the 2012 SIP. The granting of awards under the 2012 SIP is discretionary, and except as otherwise provided below with respect to the awards that became effective as of the effective time of the initial public offering, grants to non-employee directors, and the 2013 long-term incentive awards the Compensation Committee granted in March 2013, we cannot now determine with any certainty the number or type of awards to be granted in the future to any particular person or group. The grants listed below are not contingent on approval of the 2012 SIP at the

2012 SIP Benefits(1)

Name and Position	Determination Date Value ($)(2)	Grant Date Fair Value ($)(2)	Number of Units(2)
Gregg L. Engles, Chairman and Chief Executive Officer	$12,600,000	$13,674,582	1,893,796

Kelly J. Haecker, Chief Financial Officer	$3,000,000	$3,255,854	450,904

Blaine E. McPeak, President, WhiteWave	$3,750,000	$4,069,804	563,629

Thomas N. Zanetich, Executive Vice President, Human Resources	$2,250,000	$2,441,883	338,177

Edward F. Fugger, Executive Vice President, Strategy and Corporate Development	$2,000,000	$2,207,932	302,504

Executive Group	$26,071,000	$27,277,974	3,774,461

Non-Executive Director Group	$1,200,000	$1,224,491	167,720

Non-Executive Officer Employee Group	$5,070,000	$5,361,118	754,835

(1)	Except with respect to the units described above, we cannot now determine with certainty the number or type of awards to be granted in the future to any particular person or group.

(2)	Does not include cash-settled awards, such as phantom, SAR, or other cash awards, granted under the 2012 SIP.

As noted below, in addition to the awards listed above, it is expected that in connection with and effective immediately upon a Spin-Off or any other corporate transaction requiring conversion of equity-settled long-term incentive, outstanding equity awards with respect to Dean Foods common stock will be converted into equity awards granted under the 2012 SIP with respect to our common stock, which will have substantially equivalent value and substantially identical terms to the awards they replace. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Treatment of Outstanding Dean Foods Equity Awards.”

On March 6, 2013, the last reported sale price of our Class A common stock on the New York Stock Exchange was $16.27 per share.

Our Board of Directors unanimously recommends that you vote FOR the approval of the 2012 Stock Incentive Plan.

Proposal Three: Advisory Vote on Executive Compensation

As a result of The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, in accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) we are presenting to our stockholders a proposal to approve, on an advisory basis, our fiscal year 2012 executive compensation programs and policies and the compensation paid to our executives as disclosed in this Proxy Statement. We are committed to our pay-for-performance philosophy and are aware of the significant interest of our stockholders and the general public in executive compensation matters.

As described more fully in Compensation Discussion and Analysis beginning on page 31, and the related compensation tables, notes and narrative presented in this Proxy Statement, our executive compensation program is designed to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to execute our long-term transformation plan. We believe that our compensation policies and practices directly link compensation to our performance and strongly align the interests of our executive officers with our stockholders. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote when making future compensation decisions for our executives.

Our Board and the Compensation Committee believe that the executive compensation described in Compensation Discussion and Analysis and elsewhere in this Proxy Statement is appropriate and reflects the performance of the Company in 2012. In deciding how to vote on this proposal, we urge you to consider the following factors, many of which are more fully discussed in the Compensation Discussion and Analysis:

•

The Dean Foods Compensation Committee, our independent directors and, beginning March 11, 2013, the Compensation Committee, have designed the compensation packages for our Named Executive Officers to be closely linked to the achievement of specific and objective annual, long-term and strategic performance goals that the Dean Foods Compensation Committee, our independent directors and, beginning March 11, 2013, the Compensation Committee, believe are crucial to the long-term success of the Company.

•

Our executive compensation program reflects our pay-for-performance philosophy. We recognize the importance of balancing our need to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives with the need to increase long-term stockholder value, and we believe we have developed a compensation program that emphasizes pay for performance.

•

Our financial results for 2012 significantly exceeded our financial plan, and culminate a turnaround of our financial results begun in 2011. This significantly above plan performance put us in a position to strategically restructure our business through the Morningstar sale and our initial public offering, which resulted in significant value uplift for our stockholders. In 2012 our executive team exhibited visionary leadership in shaping the Company’s strategy while delivering above target performance against their individual and financial objectives.

•

The Company’s successful efforts to craft and execute a strategy to restructure Dean into three separate businesses, which significantly increased the value of our Company, were not part of our 2012 plan and objectives. These efforts were incremental to our executive leadership team’s financial and operating objectives, on which they significantly over delivered. On almost all measures, our executive leadership team delivered exceptional value to our Company in 2012.

For these reasons, our Board of Directors is asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company, the Board of Directors or the Compensation Committee, create or imply any change to the fiduciary duties of the Board of Directors or the Compensation Committee, or create or imply any additional fiduciary duties for the Board of Directors or the Compensation Committee. Nevertheless, our Board of Directors and the Compensation Committee value the opinions expressed by our stockholders in their vote on this proposal and will take into account the outcome of the vote when making future compensation decisions for our executives.

Our Board of Directors unanimously recommends that you vote FOR this Proposal Three.

Proposal Four: Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us, under Section 14A of the Exchange Act, to provide stockholders with a non-binding, advisory vote on the frequency of future executive compensation advisory votes. Although the vote is advisory and is not binding on the Board of Directors or the Company, the Board of Directors will take into account the outcome of the vote when considering the frequency of future executive compensation advisory votes.

Stockholders may choose one of the following frequencies:

1 Year;

2 Years;

3 Years; or

Abstain from voting.

The choice receiving the highest number of votes will be deemed the choice of the stockholders. Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decision by the Board of Directors, and will not create or imply any additional fiduciary duty on the part of the Board of Directors. The Board of Directors will take into account the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

After careful consideration, the Board of Directors believes that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•

We take a long-term view of executive compensation and encourage our stockholders to do the same. Too frequent executive compensation advisory votes may encourage short-term analysis of executive compensation.

•	A three-year vote cycle will provide stockholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company.

•

A three-year vote cycle gives the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures.

•

The Board of Directors and the Company will continue to engage with our stockholders on executive compensation during the period between stockholder votes. As discussed in this Proxy Statement, stockholders may communicate directly with the Board of Directors, including on issues of executive compensation.

Please note that this proposal does not provide stockholders with the opportunity to vote for or against any particular resolution. Rather, it permits stockholders to choose how often they would like us to include a stockholder advisory vote on the compensation of our executives on the agenda for the Annual Meeting of Stockholders. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide that it is in the best interest of our stockholders and the Company to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. Proxy cards mailed but not properly completed will be voted in accordance with the Board’s recommendation.

Our Board of Directors unanimously recommends that you vote for “3 YEARS” on this proposal.

Proposal Five: Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2013 and is soliciting your ratification of that selection.

The Audit Committee has responsibility for selection of our independent auditor and stockholder ratification is not required. However, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal and will take your vote into consideration when selecting our independent auditor in the future.

The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See page 22 of this Proxy Statement for further information about the responsibilities of our Audit Committee and page 30 for the Audit Committee Report.

Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2013.

OTHER INFORMATION

Who is on our Board of Directors?

Pursuant to the Company’s bylaws, the Board of Directors has the ability to determine the appropriate number of directors in order to maximize the Board of Directors’ effectiveness and efficiency. Our Board of Directors has set the number of directors constituting the full Board at six, and we currently have six directors. The Board of Directors is currently divided into three classes, each of whose members serve for staggered three-year terms: two directors whose term will expire at the 2013 Annual Meeting of Stockholders, two directors whose term will expire at the 2014 Annual Meeting of Stockholders, and two directors whose term will expire at the 2015 Annual Meeting of Stockholders. In October 2012, we amended and restated our certificate of incorporation to provide for the declassification of our Board of Directors over a three-year period with such declassification expected to commence in 2015 and be complete in 2017. Stockholders will vote for the nominees listed in Proposal One to serve a three-year term until our 2016 Annual Meeting of Stockholders, or until such director’s death, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named in Proposal One of this Proxy Statement.

In addition to the two directors nominated for election, the following persons currently serve on our Board of Directors:

Gregg L. Engles

Chairman of the Board of Directors and Chief Executive Officer

Director since August 2012

Mr. Engles, age 55, has served as our Chief Executive Officer and as Chairman of our Board of Directors since August 2012. He previously served as the Chief Executive Officer of Dean Foods from the formation of Dean Foods in 1994 until 2012. In addition, Mr. Engles serves on the Board of Directors of Dean Foods, where he serves as Chairman; Children’s Medical Center of Dallas, where he chairs the Facilities and Strategic Planning Committee and serves on the Finance Committee; and Grocery Manufacturers of America. Mr. Engles also serves on the Boards of Trustees of Dartmouth College, where he serves on the Student Affairs Committee and the Advancement Committee, and The Hockaday School, an independent college preparatory day and boarding school for girls in Dallas, Texas, where he serves on the Finance and Administration Committee. He previously served on the Board of Directors of TreeHouse Foods, Inc. until May 2008.

Mr. Engles is uniquely qualified to serve as our Chairman and Chief Executive Officer. As the founder and Chairman of the Board of Dean Foods, he has been the principal architect of our Company’s business platforms, having built Dean Foods’ WhiteWave segment through a series of successful strategic acquisitions. Thus, he has unmatched experience with our Company’s business and a deep knowledge of the food and beverage industry.

Mr. Engles’ initial term as a director will expire in 2014.

Joseph S. Hardin, Jr.

Director since August 2012

Mr. Hardin, age 68, served as Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying, and binding services, from May 1997 until his retirement in January 2001. Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately serving as an Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. Mr. Hardin also serves on the Boards of Directors of Dean Foods, where he serves on the Compensation and Executive Committees, as well as PetSmart, Inc., where he serves on the Corporate Governance and Compensation Committees.

Mr. Hardin’s qualifications include serving as Chief Executive Officer of three different companies with market capitalizations ranging from $2 billion to $22 billion. He has also previously served on the Board of, and as a supply chain consultant to, American Greetings Corporation. Mr. Hardin’s wide ranging leadership experience, including leadership roles with Wal-Mart Stores, Inc., our largest customer, is an invaluable asset in his role as a director.

Mr. Hardin’s initial term as a director will expire in 2014.

Mary E. Minnick

Director since December 2012

Ms. Minnick, age 53, currently holds the position of Partner with Lion Capital, a consumer-focused private equity investment firm in London. Prior to joining Lion Capital, she spent 23 years working for the Coca-Cola Company where she served as Executive Vice President and President, Marketing, Strategy and Innovation. Ms. Minnick is a member of the Board of Directors for Target Corporation, and serves as a Supervisory Board Director of Heineken NV.

Ms. Minnick has extensive experience in the consumer products industry and has been responsible for sourcing investments, conducting deal transactions and advising management teams.

Ms. Minnick’s initial term as a director will expire in 2015.

Doreen A. Wright

Director since August 2012

Ms. Wright, age 56, is an independent director and an information technology and business transformation consultant. She previously served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. Prior to that, from 1995 to 1998 Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America and held various positions with American Express Company, Bankers Trust Corporation and Merrill Lynch & Co. Ms. Wright currently serves on the Boards of Directors of Dean Foods, where she serves on the Audit and Governance Committee, as well as Crocs, Inc., a global leader in innovative, casual footwear, where she chairs the Compensation Committee. She also serves on the Board of New Hope Arts, Inc., a regional nonprofit arts center. In addition, Ms. Wright served on the Board of Directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee.

Ms. Wright brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on audit, compensation, and corporate governance committees.

Ms. Wright’s initial term as a director will expire in 2015.

Who are our independent directors?

Under applicable NYSE rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company). Our Board of Directors must conduct an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time. The guidelines established by our Board of Directors to determine director independence are included in our Corporate Governance Principles, which are available on our website at www.whitewave.com.

In making its independence determinations, the Board considered certain relationships and transactions. See “What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors—Related Party Transaction Policy” on page 68 of this Proxy Statement. In March 2013, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles: Michelle Goolsby, Stephen L. Green, Joseph S. Hardin, Jr., Mary E. Minnick, and Doreen A. Wright. Mr. Engles was not determined to be an independent director because he currently serves as the Chief Executive Officer of our Company. In addition, the Board has determined that Ms. Goolsby, Mr. Green, Mr. Hardin, and Ms. Wright are independent for Audit Committee purposes under Rule 10A-3 of the Exchange Act.

What are the responsibilities of our Board of Directors?

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and stockholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.

All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board will conduct a self-evaluation annually to ensure that it is functioning effectively.

Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless unforeseen circumstances prevent them from doing so. The 2013 Annual Meeting is the Company’s first annual meeting of stockholders.

Our Board of Directors meets according to a set quarterly schedule and also holds special meetings and acts by unanimous written consent from time to time as appropriate. The Board met eight times during 2012, all of which were special meetings. In 2012, all directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.

What is our Board leadership structure?

Our Company adheres to high standards of corporate governance. Our Board of Directors is composed primarily of independent directors, as that term is defined in the NYSE rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes and facilitates information flow between management and the Board, which is essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between development and execution of the Company’s short- and long-term strategy and independent oversight of management.

Although we do not separate the Chairman and Chief Executive Officer roles, the independent members of our Board of Directors have appointed a Lead Director. According to our Corporate Governance Principles, the Lead Director must be an independent director and is elected annually by the Board of Directors. The Lead

Director: (1) calls all Board meetings; (2) approves the schedule and agenda for all Board meetings; (3) presides at executive sessions of the Board; and (4) acts as a liaison between the non-employee directors and our Chief Executive Officer.

The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting and following special meetings from time to time. In October 2012, our Board of Directors elected Joseph S. Hardin, Jr. to serve as our Lead Director. Mr. Engles works closely with Mr. Hardin to identify appropriate topics of consideration for the Board and to plan effective and informative meetings.

All members of the Audit, Nominating and Corporate Governance and Compensation Committees of our Board of Directors are independent. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of our Chief Executive Officer), and the nomination of directors and evaluation of the Board of Directors and its Committees is entrusted solely to independent directors.

How much are Board members paid?

Our objectives for non-employee director compensation are to remain competitive with the compensation paid to non-employee directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. The compensation structure for non-employee directors was modified effective January 1, 2013. Compensation for non-employee directors during 2012 and the modifications for 2013 to such compensation structure are set forth below.

2012 Board Compensation

For the fiscal year ended December 31, 2012, non-employee directors were entitled to receive the following cash compensation:

•

Annual Retainer: $90,000, payable quarterly on a pro rata basis; and $120,000 in equity awards, which may be granted as either WhiteWave stock options or RSUs, at the election of the director so compensated.

•	Lead Director Annual Retainer: $25,000, payable quarterly on a pro rata basis.

•	Committee Chair Annual Retainers: $15,000, payable quarterly on a pro rata basis.

Director Compensation for 2012

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Total ($)
Michelle P. Goolsby	9,836	—	125,535	135,371
Stephen L. Green	41,885	68,000	71,161	181,046
Joseph S. Hardin, Jr.	43,361	—	142,321	185,682
Mary E. Minnick	6,393	119,993	—	126,386
Doreen A. Wright	35,902	136,000	—	171,902
Rachel Gonzalez(4)	—	—	—	—

(1)	Represents the aggregate grant date fair value of RSUs computed in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” as of the grant date of October 25, 2012, and as of December 14, 2012 for Ms. Minnick. The aggregate grant date fair value of the RSUs granted on October 25, 2012 is equal to the $17.00 per share initial public offering price multiplied by the number of RSUs awarded. The aggregate grant date fair value of the RSUs granted on December 14, 2012 is equal to the closing price of the Company’s stock on the date of grant multiplied by the number of RSUs awarded.

(2)	Represents the aggregate grant date fair value of options to purchase WhiteWave stock computed in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” as of the grant date of October 25, 2012, and as of November 30, 2012 for Ms. Goolsby. The assumptions used in valuing the stock options are described under the caption “WhiteWave Stock Options” in Note 11 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	The following table shows the aggregate number of outstanding RSUs and stock option awards as of December 31, 2012, including any shares for which beneficial ownership has been disclaimed, for each non-employee director serving as such on December 31, 2012:

	RSU Awards(#)	Option Awards(#)
Michelle P. Goolsby	—	28,661
Stephen L. Green	4,000	14,493
Joseph S. Hardin, Jr.	—	28,986
Mary E. Minnick	7,682	—
Doreen A. Wright	8,000	—

(4)	Ms. Gonzalez, Dean Foods’ Executive Vice President, General Counsel and Corporate Secretary, served as a director from July 17, 2012 to August 7, 2012 and received no compensation in connection with that service.

2013 Board Compensation

Effective as of January 1, 2013, non-employee directors are entitled to receive the following compensation:

	Cash Retainer (1)(2)	Restricted Stock Units (RSUs) or Stock Options(3)
All non-employee directors	$100,000	$120,000
Additional compensation:
Lead Independent Director	$25,000	—
Audit Committee Chair	$15,000	—
Compensation Committee	$15,000	—
Nominating and Corporate Governance Committee	$10,000	—

(1)	All cash retainers are paid quarterly in arrears and on a pro rata basis. In 2012, all cash retainers were paid in cash. Beginning in 2013, directors may elect to receive the cash portion of their annual retainer in the form of a restricted stock award (“RSA”) rather than in cash. If a director makes this election, he or she will receive an RSA with a value equal to 150% of the cash portion of the retainer specified by the director, determined as of the last day of the applicable quarter based on the average closing price of our Class A common stock over the last 30 trading days of the quarter. One-third of the RSA vests on the grant date; one-third vests on the first anniversary of the grant date; and the final one-third vests on the second anniversary of the grant date. Shares of Class A common stock represented by RSAs have full voting and distribution rights from the date of grant of such RSA. The portion of any RSA that is unvested at the time a director’s service to the company terminates is subject to forfeiture.

(2)	If a non-employee director participates, in any calendar year, in more than a total of eight meetings of the Board of Directors, then the non-employee director shall receive an additional cash retainer of $2,000 for each Board of Directors meeting in excess of eight in which he or she participates. Additionally, if a non-employee director participates, in any calendar year, in more than a total of eight meetings of any committee of our Board of Directors of which he or she is a member, then the non-employee director shall receive an additional cash retainer of $2,000 for each committee meeting in excess of eight in which he or she participates. Meetings of multiple committees are not aggregated for purposes of determining this additional compensation.

(3)	Each non-employee director receives an annual equity grant valued at $120,000 at the same time our executive officers and other key employees receive annual equity grants. Directors may elect to receive this annual equity grant in the form of stock options, RSUs, or a combination of both. RSUs vest pro rata one-third on each of the first, second, and third anniversaries of the grant date. Stock options vest in full on the grant date.

Director Stock Ownership Guidelines

Our Corporate Governance Principles establish stock ownership guidelines for our non-employee directors. Pursuant to such principles, within three years of joining our Board of Directors, all non-employee directors are expected to own Class A common stock of the Company having a value of at least three times the director’s annual retainer paid for service on our Board of Directors. For purposes of these principles, a director is deemed to “own” beneficially owned shares, as well as shares of restricted stock and RSUs, whether or not any applicable restrictions have lapsed, but not stock options, whether vested or unvested.

What are the Committees of our Board of Directors and who serves on those Committees?

Our Board of Directors has established certain standing committees to assist in the performance of its various functions. Our Board of Directors has determined, upon recommendation of the Nominating and Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. All Committee members are appointed by our Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

The chart below lists the standing committees of our Board of Directors and indicates who currently serves on those committees.

Director	Audit(1)		Compensation		Nominating and Corporate Governance
Gregg L. Engles
Michelle P. Goolsby	X	*	X		X
Stephen L. Green	X		X	*
Joseph S. Hardin, Jr.	X		X		X
Mary E. Minnick			X		X
Doreen A. Wright	X				X	*

*	Committee Chair

(1)	Our Board of Directors has determined, based upon recommendation of the Nominating and Corporate Governance Committee, that Ms. Goolsby is an “audit committee financial expert,” as that term is defined by the SEC and that all members of the Committee are “financially literate” as that term is used in the NYSE rules.

In 2012, Mr. Green and Ms. Wright served on the Audit Committee, which met two times. Our Board of Directors established the Compensation and Nominating and Corporate Governance Committees effective March 11, 2013. Prior to the establishment of these committees, our Board of Directors’ compensation, nominating, and corporate governance functions were managed by a special committee of the Board comprised of our independent directors as permitted by the NYSE rules for “controlled companies.”

What are the responsibilities of our Board Committees?

The responsibilities of each of our standing committees is described below. Each of the Committees operates under a written charter; has authority to retain independent legal, accounting or other advisors, at our expense; makes regular reports to the Board of Directors; and will review its own performance annually. The charter of each Committee is available on our website at www.whitewave.com. . Stockholders may also contact our Investor Relations Department at investor.relations@whitewave.com or at The WhiteWave Foods Company, 12002 Airport Way, Broomfield, CO 80021 to obtain a free copy.

Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing our annual and quarterly financial statements with management and the independent auditor;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	discussing the Company’s major financial risk exposure, including our risk assessment and risk management policies;

•	recommending policies regarding the hiring of employees from our independent auditor;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements;

•

providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all permitted non-audit services to be performed by our independent auditor;

•	preparing the Audit Committee report required by SEC rules, which is included in this Proxy Statement; and

•	reviewing transactions under our Related Party Transactions Policy.

The Audit Committee is required to meet at least quarterly.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	reviewing and evaluating the performance of the Chief Executive Officer, and approving the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other senior employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs;

•	reviewing and discussing annually with management our Compensation Discussion and Analysis, which is included in this Proxy Statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included in this Proxy Statement.

Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Compensation Discussion and Analysis” beginning on page 31 of this Proxy Statement.

The Compensation Committee will review and approve the compensation for our executive officers, including the Chief Executive Officer. Our Chief Executive Officer will make recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee will make the final determination of the amount of compensation to be awarded to each executive officer, including the Chief Executive Officer, based on the Compensation Committee’s determination of how that compensation achieves the objectives of our compensation policies. The Compensation Committee may delegate limited authority to our Chief Executive Officer or other executive officer to grant stock options, RSUs and other long-term incentive awards in connection with the hiring of new employees or the promotion or special recognition of selected employees.

The Compensation Committee will meet several times each year to discuss setting individual compensation levels, and it will seek to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort by emphasizing a pay-for-performance compensation philosophy so that attainment of Company, business unit and individual performance goals are rewarded. The Compensation Committee also will determine and establish our short-term and long-term incentive plans and other executive benefits as needed throughout each year. In addition, the Compensation Committee will evaluate any advisors to such committee for potential conflicts of interest and considers such conflicts in connection with any engagement of such advisors. For more information regarding the actions of our Compensation Committee, see the Compensation Discussion and Analysis section of this Proxy Statement.

Risk Considerations in our Compensation Programs. We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. We reviewed our conclusion with our Board of Directors and the Compensation Committee, who believe that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit our Company over the long term. Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both Company-wide goals and business unit goals where appropriate for short-term incentive compensation, and by using benchmarks to our peer groups for long-term incentive compensation, we believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in a manner that does not encourage excessive risk-taking by our employees.

Compensation Consultant

In connection with our initial public offering, the Dean Foods Compensation Committee, which we refer to as the DF Compensation Committee, used a compensation consultant, Mercer (US), LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist in structuring our initial compensation and benefits programs and setting initial compensation for our directors, executive officers, and senior executives. The DF Compensation Committee relied on Mercer to identify peer companies, collect and analyze market compensation data related to those companies, and worked with Dean Foods’ management and the DF Compensation Committee to ensure that the data was appropriately aligned to WhiteWave. In addition, the DF Compensation Committee worked with Mercer to ensure that descriptions of our executive positions were appropriately comparable to those of companies in our peer groups, and to properly adjust the raw data so that it is appropriate for a company of our size. Using this data, Mercer made preliminary compensation recommendations based on the DF Compensation Committee’s compensation philosophy.

Since our initial public offering, Mercer has continued to provide services to the DF Compensation Committee and our independent directors, who fulfilled the functions of WhiteWave’s compensation committee until our Board established the Compensation Committee effective March 11, 2013. See “Compensation

Discussion and Analysis—Compensation Methodology—WhiteWave Post-IPO Compensation Methodology” for a description of the process. Our Compensation Committee has not separately retained Mercer, although the Compensation Committee utilizes Mercer’s services because we are a controlled subsidiary of Dean Foods. All of Mercer’s fees for services relating to WhiteWave have been paid by Dean Foods. After any Spin-Off or other transaction that results in Dean Foods no longer holding a controlling interest in us, our Compensation Committee will consider whether to continue to engage Mercer or another compensation consultant to advise it with respect to our executive compensation programs.

Mercer was retained by the DF Compensation Committee to provide executive compensation services and reports directly to the Chairman of the DF Compensation Committee and the Chairman of our Compensation Committee. Although the DF Compensation Committee or our Compensation Committee approves the scope of Mercer’s each Committee and its fees for those services, Mercer also works with management to ensure that its advice and recommendations reinforce the Company’s business strategy and are consistent with the Company’s pay-for-performance philosophy. Examples of executive compensation services provided by Mercer during 2012 include the following:

•	participation in meetings of the DF Compensation Committee and our independent directors as advisor to the Committee;

•	market assessments of executive total compensation;

•	consultations with management, the DF Compensation Committee and our independent directors on the design of short- and long-term incentive plans;

•	periodic updates on market trends;

•	quarterly and/or monthly calculations of Total Stockholder Return (TSR) performance for long-term incentive plan compensation purposes;

•	development of our initial compensation programs;

•	assessment of compensation of the Board of Directors; and

•	preparation of tally sheets for executive compensation.

Mercer provides advice and assistance to Dean Foods and/or to the Company in several areas outside of executive compensation, including the following:

•	retirement consulting, which includes actuarial valuations;

•	consulting on multiemployer plans and collective bargaining agreements, plan consolidations and government forms;

•	defined benefit plan outsourcing;

•	internal job grading and benchmarking for non-executive employees;

•	health and benefit outsourcing and consulting;

•	human resources and compensation software; and

•	due diligence and consulting services related to acquisitions and dispositions.

In addition, we have engaged affiliates of Marsh & McLennan Companies, Inc., the parent company of Mercer, to provide certain group insurance, risk management services and actuarial services.

The aggregate fees billed by Mercer in 2012 were approximately:

•	$485,000 for consulting services related to executive compensation, of which approximately $192,000 related to consulting services with respect to WhiteWave’s executive compensation programs; and

•	$5.1 million for other services provided to Dean Foods, as set forth above, including approximately $0.9 million for services provided by affiliates of Mercer.

Mercer operates its compensation practice as a separate business unit from its other services, and we have been advised by Mercer that the compensation of its executive compensation consultants is based solely on the fees generated by the executive compensation practice. Mercer also advised us that its employees who advise the

DF Compensation Committee or our Compensation Committee were not involved in the provision of services by Mercer’s affiliates. Our Compensation Committee has adopted the following policy with respect to the retention of a compensation consultant:

•	Any engagement letter with a compensation consultant will be executed by the compensation consultant and the Chair of the Compensation Committee.

•	Any executive compensation services provided by the compensation consultant will be approved by the Compensation Committee.

•	The Compensation Committee will review all other support services provided by the compensation consultant or its affiliates to the Company on a quarterly basis.

Although the Compensation Committee does not approve in advance the engagement of Mercer by management for services other than those related to executive compensation, the Compensation Committee will review, on a quarterly basis, all other services provided by Mercer and will consider on an ongoing basis whether such services compromise Mercer’s independence in providing services to the Compensation Committee. The other services were approved by management in the normal course of business.

In addition the Compensation Committee considered the independence of Mercer in light of new SEC rules and NYSE listing standards. The Compensation Committee received a letter from Mercer addressing its independence, including the following factors: (i) other services provided to the Company by Mercer; (ii) fees paid by Dean Foods as a percentage of Mercer’s total revenue; (iii) policies or procedures maintained by Mercer that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationship between the Company’s executive officers and Mercer or the individual consultants involved in the engagement. The Compensation Committee concluded that the services provided by Mercer do not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

Because we are a “controlled company” under NYSE rules, our independent directors performed the functions of a compensation committee during fiscal year 2012. Mr. Engles is our Chairman and Chief Executive Officer, and he is presently Chairman of Dean Foods. None of our independent directors (Ms. Goolsby, Mr. Green, Mr. Hardin, Ms. Minnick, and Ms. Wright) is or was, during the past year, an officer or employee of the Company or a former officer or employee of the Company, and none of them has or had any relationship requiring disclosure under Item 404 of Regulation S-K. Other than Mr. Engles, who serves on the Dean Foods Board of Directors as Chairman of the Board, none of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No interlocking relationships exist between any member of our Board of Directors and any member of the compensation committee of any other company.

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to consider, develop, and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function, and operation of the Board and its Committees to optimize the effectiveness of the Board. The Nominating and Corporate Governance Committee also performs the functions of a nominating committee. The Nominating and Corporate Governance Committee’s responsibilities include:

•	establishing the criteria for membership on the Board of Directors;

•	reviewing periodically our Corporate Governance Principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning and management development;

•	considering, recommending and recruiting candidates to fill new or open positions on the Board of Directors and reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	considering possible conflicts of interest of Board members and executive officers; and

•	recommending Board Committee members and director development.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “What is the Board’s role with respect to the nomination of directors?”

Committee Charters/Form 10-K. We believe that the charters adopted by the Audit, Compensation and Nominating and Governance Committees comply with applicable corporate governance rules of the NYSE. These charters and a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as filed with the SEC, are available on our website at www.whitewave.com. Stockholders may also contact Investor Relations at The WhiteWave Foods Company, 12002 Airport Way, Broomfield, CO 80021 or at investor.relations@whitewave.com to obtain copies of the Committee charters or our Form 10-K without charge.

How can I communicate with our Board of Directors?

Should you wish to contact our Lead Director or any other member of our Board of Directors on a Board-related issue, you may write to him or her in care of Roger E. Theodoredis, Corporate Secretary, at The WhiteWave Foods Company, 12002 Airport Way, Broomfield, CO 80021. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as:

•	business solicitations or advertisements,

•	junk mail, mass mailings and spam,

•	new product suggestions,

•	product complaints or inquiries,

•	resumes and other forms of job inquiries, or

•	surveys.

In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

What is the Board’s role with respect to risk oversight?

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee has primary responsibility for monitoring the Company’s major financial risk exposures and the steps the Company has taken to control such exposures, including the Company’s risk assessment and risk management guidelines and policies. Our management team has implemented an enterprise risk management program to conduct an annual business risk assessment and present its findings and progress toward mitigating such risks to the Audit Committee throughout the year. The business risk assessment includes an action plan to address such risks, and the Audit Committee discusses with management the appropriateness of such strategies. The Audit Committee also is charged with overseeing risks with respect to our Related Party Transaction Policy, and with any potential conflicts of interest with directors and director nominees. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Nominating and Corporate Governance Committee is charged with overseeing management succession planning and management development. Each Committee will report its findings to the full Board for consideration. In addition, the Board receives updates from senior management on other areas of material risk at each regularly scheduled quarterly meeting, including operational, financial, legal and regulatory, and strategic and reputational risks. These measures are designed to allow the Board to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

What is the Board’s role with respect to the nomination of directors?

Prior to March 11, 2013, our independent directors fulfilled the Board’s role with respect to the nomination of directors. As of March 11, 2013, the Nominating and Corporate Governance Committee, with the input of the Chief Executive Officer, will be responsible for recommending (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Company’s Annual Meeting of Stockholders. In connection with the selection and nomination process, the Committee will review the desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In considering whether to recommend any candidate to the Board, the Committee will apply the criteria set forth in our Corporate Governance Principles.

Our independent directors retained, and the Nominating and Corporate Governance Committee may retain, as appropriate, search firms to assist in identifying qualified director candidates. The Nominating and Corporate Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The Committee will not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

How can stockholders nominate directors?

Stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the nominee to our principal executive offices at:

Board of Directors

c/o WhiteWave Corporate Secretary

2711 North Haskell Avenue, Suite 3400

Dallas, Texas 75204

Assuming the appropriate information has been provided on a timely basis, the Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement for the next annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate candidates, without any action or recommendation on the part of the Board of Directors. Our bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our bylaws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to WhiteWave’s Corporate Secretary (i) in the case of an annual meeting, not earlier than the 120th day and no later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation; or (ii) in the case of a special meeting at which the Board of Directors gives notice that directors are to be elected, not earlier than the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or the tenth day following the day on which notice of the date of such special meeting was mailed or public announcement of the date of the meeting was made, whichever occurs first.

Do we have a Code of Ethics?

We have adopted a Code of Ethics that applies to all of our directors, executive officers, and employees, with the exception of our Alpro employees, who are subject to a comparable code of ethics. In addition, all of our directors, executive officers, and employees are subject to Dean Foods’ Code of Ethics.

Our Code of Ethics is posted on our corporate website at www.whitewave.com. Any amendments to or waivers of our Code of Ethics for directors or executive officers also will be posted on our website. If you would like a copy of our Code of Ethics, please request one by contacting our Investor Relations Department at:

The WhiteWave Foods Company

Attention: Investor Relations

12002 Airport Way

Broomfield, CO 80021

investor.relations@whitewave.com

How is our ethics and compliance function managed?

We have a designated compliance officer who oversees our ethics and compliance program. She provides regular reports to the Audit Committee on the program’s effectiveness and works closely with various functions to coordinate the sharing of best practices across our Company.

Do we have a Disclosure Committee?

We have established a Financial Disclosure Committee composed of members of management to assist in fulfilling our obligations to maintain effective disclosure controls and procedures and to coordinate and oversee the process of preparing our securities filings with the SEC.

Who is our Independent Auditor?

Deloitte & Touche LLP has served as independent auditor for the Company since its formation in 2012. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche also provides various other services to the Company. All of the services provided for the Company by Deloitte & Touche in 2012 were approved by the Audit Committee. The aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche in 2012 were as follows:

2012
Audit Fees(1)	$4,041,000
Audit-Related Fees	—
Tax Fees(2)	519,000
All Other Fees(3)	235,000

Total:	$4,795,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of Company’s consolidated financial statements for stand-alone reporting purposes, review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services provided in connection with review of registration statements, comfort letters, consents and statutory audits.

(2)	“Tax Fees” includes fees billed for services that are related to tax compliance and advice, including international tax consulting.

(3)	“All Other Fees” includes fees and expenses primarily related to advice regarding evaluations of the environmental impact of certain products.

All of the fees in the table above were paid by Dean Foods; however, the Company reimbursed Dean Foods for a portion of such fees.

The Audit Committee has recommended ratification of its engagement of Deloitte & Touche as the Company’s independent auditor for 2013.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. Annually, the Audit Committee pre-approves services to be provided by Deloitte & Touche. The Audit Committee also considers and is required to pre-approve the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the Company’s 2013 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to the Company in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	Audit of the financial statements for any subsidiary or other combined financial statements of the Company as requested;

•	Work performed in connection with registration statements such as due diligence procedures, issuance of comfort letters, consents and assistance responding to SEC comment letters;

•	Due diligence services related to potential acquisitions and divestitures of businesses, including tax structuring and related advice;

•	Work performed in connection with Dean Foods’s spin-off of WhiteWave, including SEC filings, issuance of comfort letters, consents and assistance in responding to SEC comment letters; and

•	Post-acquisition review of acquired business financial statements (including purchase accounting issues).

Tax Engagements

•	U.S. federal, state, local and international tax planning and advice regarding the tax consequences of proposed or actual transactions;

•	Assistance with U.S. federal, state, local and international income, franchise and other tax filings (such as preparation of returns and related matters);

•	Advice on tax audits;

•	Tax structuring and related advice in connection with potential restructurings;

•	Transfer pricing and cost segregation studies; and

•	Tax advice regarding new statutory, regulatory or administrative developments.

Other

•	Participation in Deloitte-sponsored benchmarking surveys, educational, informational, or other activities;

•	Use of Deloitte financial reporting compliance checklists;

•	Subscription service for use of Deloitte’s accounting research tool; and

•	Advisory services related to the Company’s environmental, general sustainability and packaging analyses.

The pre-approval described above will expire in the first quarter of 2014. In the event a matter of a type listed above arises before the first quarter of 2014, the Audit Committee has authorized management, if necessary, to negotiate, for the Audit Committee’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide the Audit Committee, at its next regularly scheduled meeting, with documentation about the services provided or to be provided. Any service that management requests Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided, or may be pre-approved by the Chairman of the Audit Committee pursuant to a delegation by the Audit Committee. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such engagement is consistent with Deloitte & Touche’s independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.

Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

Audit Committee Report

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2012 with representatives of Deloitte & Touche and Company management. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We have also regularly reviewed and discussed the Company’s activities with respect to risk assessment and risk management, and received regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

This report is presented by:

The members of the Audit Committee

Michelle P. Goolsby (Chairman)

Stephen L. Green

Joseph S. Hardin, Jr.

Doreen A. Wright

How is the compensation of our Named Executive Officers determined?

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2012. These executive officers, whom we refer to as our Named Executive Officers, are:

•	Gregg L. Engles, Chairman and Chief Executive Officer;

•	Kelly J. Haecker, Chief Financial Officer;

•	Blaine E. McPeak, President, WhiteWave;

•	Thomas N. Zanetich, Executive Vice President, Human Resources; and

•	Edward F. Fugger, Executive Vice President, Strategy and Corporate Development.

Prior to our initial public offering, we were a wholly-owned subsidiary of Dean Foods and compensation decisions relating to our executive officers were made by the compensation committee of Dean Foods (the “DF Compensation Committee”). Since our initial public offering, Dean Foods has continued to hold a majority of the voting power of our outstanding common stock, which makes us a “controlled company” for purposes of the NYSE rules. As such, we were not required to establish a separate compensation committee until the time when we ceased to be a controlled company. While our Board established the Compensation Committee effective March 11, 2013, our independent directors served the functions of a compensation committee until that time. Consequently, compensation decisions relating to our executive officers, including the Named Executive Officers, prior to March 11, 2013 were determined as follows:

•	the DF Compensation Committee approved all of our compensation and benefits programs for 2012 that were in effect prior to our initial public offering;

•

the DF Compensation Committee and our independent directors approved the compensation and benefits programs and initial compensation for our executive officers and other senior executives that became effective in connection with our initial public offering on October 26, 2012;

•

the DF Compensation Committee approved, and our independent directors ratified, payouts under our 2012 short-term incentive (“STI”) and certain long-term incentive (“LTI”) plans, which were based on performance objectives established at the beginning of 2012; and

•	our independent directors approved annual equity award grants to our executive officers, including the Named Executive Officers, under the 2013 LTI plan.

Except as noted above, all future compensation actions, including approval of the performance objectives, payout potential and payout curve, for the 2013 STI plan will be or have been approved by the Compensation Committee. The Compensation Committee is comprised solely of non-management directors whom our Board of Directors has determined are independent within the meaning of the NYSE rules. The compensation and benefits programs described below, which were approved by the DF Compensation Committee, and approved or ratified by our independent directors, are not necessarily indicative of the compensation and benefits programs that the Compensation Committee may approve for our Named Executive Officers in the future.

In this Compensation Discussion and Analysis we describe:

•	the material elements of the 2012 compensation and benefits programs for each of our Named Executive Officers;

•	Dean Foods’ compensation benefits and programs applicable to our Named Executive Officers prior to, and in certain cases after, our initial public offering;

•

our initial compensation and benefits programs, including certain awards of stock options and restricted stock units, or RSUs, to our Named Executive Officers in connection with our initial public offering, which we refer to as the IPO Grants;

•	the agreements between us and our executive officers (and to the extent applicable, Dean Foods); and

•	data with respect to the 2012 compensation of our Named Executive Officers.

This Compensation Discussion and Analysis first describes our executive compensation policies that became effective in connection with our initial public offering, and Dean Foods’ historical executive compensation policies as they relate to the 2012 compensation of our Named Executive Officers, with a discussion focusing on the main components of the compensation and benefits programs. Except as otherwise indicated below, the compensation objectives, strategy, and decisions that were applicable to us and our Named Executive Officers for 2012 were consistent with the compensation objectives, strategy, and decisions that were generally applicable to Dean Foods for 2012. We then detail the process for determining, and analyze the salary and STI compensation determinations made with respect to, 2012 compensation of our Named Executive Officers. Finally, we describe the LTI, compensation programs, and severance and change in control benefits that are provided to our Named Executive Officers.

Executive Compensation Objectives and Policies

Prior to our initial public offering, we were a wholly-owned subsidiary of Dean Foods and historically shared the compensation objectives of Dean Foods, including attracting and retaining top talent, motivating and rewarding the performance of senior executives in support of achievement of strategic, financial, and operating performance objectives, ensuring that our total compensation packages are competitive in comparison to those offered by our peers and that our compensation practices are consistent with high standards of corporate governance and best practices within our industry, and aligning our executives’ interests with the long-term interests of our stockholders through LTI awards. Our Named Executive Officers, as well as our employees generally, historically have participated in Dean Foods’ compensation and benefits plans and programs, including as described below under “—Other Compensation,” and our Named Executive Officers participated in the Dean Foods’ 401(k) plan, the Dean Foods Supplemental Executive Retirement Plan (“SERP”) and the Dean Foods Executive Deferred Compensation Plan. They will continue to participate in such plans until we cease to be a “controlled company,” at which time we expect to adopt a 401(k) plan, SERP and an executive deferred compensation plan that are similar to those maintained by Dean Foods, as well as other benefits plans and programs such as health and welfare plans and programs. These plans and programs are intended to align our compensation programs with our business objectives, promote good corporate governance, and achieve our compensation objectives.

Historically, the DF Compensation Committee has been responsible for determining the executive compensation strategy and philosophy for Dean Foods and its subsidiaries. The DF Compensation Committee reviews and approves individual compensation packages for the most senior executives of Dean Foods, including the Named Executive Officers who were senior executives of Dean Foods prior to our initial public offering. In the case of compensation for employees of Dean Foods below the most senior level, the DF Compensation Committee delegates certain authority to our management to make determinations in accordance with guidelines established by the DF Compensation Committee.

Elements of Compensation

WhiteWave Elements of Compensation. Our initial compensation and benefits programs for our Named Executive Officers were approved by both the DF Compensation Committee and our independent directors and consist generally of the following:

•	base salary;

•	STI;

•	LTI, consisting of stock options and RSUs; and

•	other perquisites.

Dean Foods Elements of Compensation. Dean Foods’ historical compensation and benefits programs for our Named Executive Officers are composed of the following elements:

•	base salary;

•	STI;

•	LTI, consisting of stock options, RSUs and cash performance units (“CPUs”);

•	the Dean Foods Executive Deferred Compensation Plan, 401(k) plan and SERP;

•	an executive retention plan and cash award plan; and

•	other perquisites.

Dean Foods does not maintain an ERISA-qualified defined benefit plan for any of our Named Executive Officers.

Agreements with Named Executive Officers

We, and in certain cases Dean Foods, have entered into change in control agreements and employment agreements with our Named Executive Officers. These agreements are summarized below under the headings “—Severance and Change in Control Benefits” and “Do we have agreements with our Named Executive Officers or directors?”

Benchmark Comparison Group for Executive Compensation Purposes

WhiteWave Benchmark Comparison Group. For purposes of establishing our initial compensation and benefits programs and setting initial base salaries, STI compensation, LTI compensation and IPO Grants, the DF Compensation Committee and our independent directors reviewed the total compensation offered by our competitors for management talent. To facilitate this comparison, Mercer recommended the following group of peer companies of WhiteWave to serve as a benchmark, which we refer to as the WhiteWave Benchmark Comparison Group:

• Beam, Inc.	• The Clorox Company
• Constellation Brands, Inc.	• Dr. Pepper Snapple Group Inc.
• The Hain Celestial Group, Inc.	• The Hershey Company
• McCormick and Company, Incorporated	• Molson Coors Brewing Company
• Snyder’s-Lance, Inc.	• TreeHouse Foods, Inc.

The DF Compensation Committee and our independent directors used an analysis conducted by Mercer to assist with the selection of WhiteWave Benchmark Comparison Group companies. The criteria considered by the DF Compensation Committee and our independent directors in selecting peer companies for the WhiteWave Benchmark Comparison Group include the following:

•	median revenues of $3 billion, within a range of $1 billion to $6 billion; and

•	industry category, including consumer food products, food processing or food products, and consumer packaged goods companies.

We expect that the Compensation Committee will evaluate, at least annually and with assistance from its compensation consultant, the appropriate companies to include in the WhiteWave Benchmark Comparison Group.

Dean Foods Benchmark Comparison Group. Historically, Dean Foods has used a group of peer companies as its benchmark, which we refer to as the Dean Foods Benchmark Comparison Group, in order to ensure that its total compensation is comparable to that offered by competitors for its management talent and that it is able to attract and retain the highest caliber management team. The Dean Foods Benchmark Comparison Group is reviewed at least annually by the DF Compensation Committee with input from Mercer. For fiscal year 2012 compensation purposes, the DF Compensation Committee measured compensation against the Dean Foods Benchmark Comparison Group set forth below:

• Campbell Soup Company	• The J.M. Smucker Company
• The Clorox Company	• Kellogg Company
• Colgate-Palmolive Company	• Kimberly-Clark Corporation
• ConAgra Foods, Inc.	• Kraft Foods Group, Inc.
• Dr. Pepper Snapple Group Inc.	• Molson Coors Brewing Company
• General Mills, Inc.	• Ralcorp Holdings, Inc.
• H.J. Heinz Company	• Sara Lee Corporation
• The Hershey Company	• Smithfield Foods, Inc.
• Hormel Foods Corporation	• Tyson Foods, Inc.

The DF Compensation Committee used an analysis conducted by Mercer to assist with its selection of Dean Foods Benchmark Comparison Group companies. The criteria considered by the DF Compensation Committee in selecting peer companies for the Dean Foods Benchmark Comparison Group include the following:

•	size, as measured by revenue, typically with a range of one-third to three times Dean Foods’ annual revenue;

•	industry category, including consumer food products, food processing or food products, and consumer packaged goods companies; and

•	competition for sources of talent, including companies or sectors where Dean Foods has either gained or lost executive talent.

Bottling companies were also considered comparable to Dean Foods’ business due to similarities in manufacturing and distribution capabilities.

Compensation Methodology

WhiteWave Post-IPO Compensation Methodology. Generally, the DF Compensation Committee and our independent directors followed a compensation methodology similar to that historically employed by Dean Foods, described below, in setting our initial compensation and benefit programs that took effect upon our initial public offering. This methodology emphasizes a pay-for-performance compensation philosophy to ensure that management’s interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort. In addition, in connection with our initial public offering, our Board of Directors approved terms and conditions in our STI and LTI compensation plans, applicable to our Named Executive Officers and other participants in those plans, that enable the company to “clawback” or recoup incentive compensation awarded under those plans pursuant to any clawback policy adopted by the company.

To determine the initial compensation program for our Named Executive Officers that took effect upon our initial public offering, the DF Compensation Committee and our independent directors directed Mercer to provide an analysis of base salary, STI compensation, and LTI compensation for senior executives with similar responsibilities, including positions within business groups within the companies in the WhiteWave Benchmark Comparison Group. They also directed Mercer to compare the compensation of our executive officers by percentile ranking to the compensation received by officers in comparable positions at WhiteWave Benchmark Comparison Group companies for base salary, STI compensation, and LTI compensation. The DF Compensation Committee and our independent directors then considered these rankings as a factor in determining base salary, annual STI compensation, and LTI compensation for our Named Executive Officers and other senior executives. In addition, in connection with our initial public offering, Messrs. Engles, Fugger and Zanetich transitioned from their roles as employees of Dean Foods and became employees of WhiteWave. While we expect that certain of our Named Executive Officers, including Mr. Engles, will receive less total direct compensation (excluding the IPO Grants) in their new positions at WhiteWave, the DF Compensation Committee and our independent directors took into account their skills and experience serving in executive roles at Dean Foods, a significantly larger enterprise, when setting their target compensation relative to the WhiteWave Benchmark Comparison Group.

Our compensation philosophy mirrors the compensation philosophy of Dean Foods, which is to compensation our executive officers and other key employees at the following approximate percentile ranges:

Base Salary	60th percentile

Target STI	50th percentile

Target Total Cash Compensation
(Base Salary + Target STI)	50th - 60th percentile

Target LTI	50th percentile

Target Total Direct Compensation
(Base + Target STI + Target LTI)	50th - 60th percentile

Generally, this approach assures that if the performance metrics and individual goals are met at the target level, the participant will be paid total direct compensation at or near the 60th percentile for his position relative to the WhiteWave Benchmark Comparison Group. The DF Compensation Committee and our independent directors believe that our compensation philosophy will allow us to attract and retain executives from key consumer packaged goods companies with which we compete for talent.

The DF Compensation Committee and our independent directors met throughout the latter half of 2012 with Mercer, with members of the Dean Foods and WhiteWave management teams and independently, in setting our initial compensation programs and policies in connection with our initial public offering. Our initial compensation program reflects our transition to an independent public company with a different benchmark comparison group, the transfer of certain of our executive officers from Dean Foods to WhiteWave, with a corresponding loss of certain Dean Foods compensation and benefits, and the anticipated value to WhiteWave from attracting and retaining executives who have the unique skills and experience needed to help ensure WhiteWave’s success following the initial public offering. In setting our initial compensation, compensation levels for some of the executives who transferred from Dean Foods to the Company were decreased by less than the amount required to achieve our target compensation levels in order to provide an incentive for them to join the Company and in recognition of the executive officer’s skill, time in role and accomplishments. Over time, we intend to continue to adjust our executive compensation programs and policies to more closely align with our target percentile ranges; however, the Compensation Committee retains discretion to provide compensation outside of our target range, as the Committee deems appropriate, commensurate with an executive’s skill, time in role and accomplishments. As a result, our initial compensation program (excluding the IPO Grants) exceeds our target percentile ranges:

	Chief Executive Officer	Other Named Executive Officers
Base Salary	75th percentile	60th percentile

Target STI	>75th percentile	50th percentile

Target Total Cash Compensation
(Base Salary + Target STI)	>75th percentile	50 - 60th percentile

Target LTI	60th percentile	75th percentile

Target Total Direct Compensation
(Base + Target STI + Target LTI)	75th percentile	75th percentile

WhiteWave Pre-IPO Compensation Methodology. To ensure that management’s interests are aligned with those of Dean Foods’ stockholders and to motivate and reward individual initiative and effort, Dean Foods’ executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of enterprise-wide, business unit, and individual performance goals is rewarded. Through the use of performance-based plans that emphasize attainment of enterprise-wide and/or business unit goals, Dean Foods seeks to foster teamwork and commitment to performance. The use of tools, such as equity ownership and LTI compensation programs, is important to ensure that the efforts of management are consistent with the objectives of Dean Foods’ stockholders.

To determine the 2012 compensation program for our Named Executive Officers that was in effect prior to our initial public offering, the DF Compensation Committee directed Mercer to provide an analysis of base salary, STI compensation, and LTI compensation for senior executives with similar responsibilities, including positions within business groups, within the companies in the Dean Foods Benchmark Comparison Group. They also directed Mercer to compare Dean Foods’ executive officers’ compensation by percentile ranking to the compensation received by officers in comparable positions at Dean Foods Benchmark Comparison Group companies for base salary, STI compensation, and LTI compensation. The DF Compensation Committee then considered these rankings as one factor in determining base salary, annual STI compensation, and LTI compensation for our Named Executive Officers and other senior executives. In addition to the comparison data, the DF Compensation Committee also considered the achievement of performance targets and the subjective evaluation of such officer’s overall performance and contribution to Dean Foods’ results, as discussed in more detail under “—Annual Cash Compensation.” In addition to the Dean Foods Benchmark Comparison Group, the DF Compensation Committee also considered general industry data where such additional information was helpful.

Dean Foods’ compensation philosophy has been to compensate our Named Executive Officers and other key employees at the following approximate percentile ranges, which are competitive within the Dean Foods Benchmark Group:

Base Salary	60th percentile

Target STI	50th percentile

Target Total Cash Compensation
(Base Salary + Target STI)	50th - 60th percentile

Target LTI	50th percentile

Target Total Direct Compensation
(Base + Target STI + Target LTI)	50th - 60th percentile

Generally, this approach assures that if the performance metrics and individual goals are met at the target level, the participant will be paid total direct compensation at or near the 50th-60th percentile for his or her position relative to the Dean Foods Benchmark Comparison Group. The DF Compensation Committee believes that setting base salary at the 60th percentile is appropriate due in part to the fact that, unlike many of its peer companies, U.S.-based executive officers of Dean Foods do not participate in a defined benefit plan. In addition, the DF Compensation Committee believes that the salary targets allow Dean Foods to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

In February 2012, the DF Compensation Committee approved 2012 LTI grants and the 2012 STI Plan, which included targets for executives in the Corporate, WhiteWave, and Alpro business units of Dean Foods, and the targets for the Dean Foods Executive Retention Plan (the “DF Executive Retention Plan”), which correspond to the targets for the 2012 STI Plan. The DF Compensation Committee also finalized and approved 2012 individual objectives for Dean Foods’ executive team, including our Named Executive Officers. At its scheduled meetings in May, August, and November 2012, the DF Compensation Committee received updates on performance to date compared to targets set forth in the 2012 STI Plan and the DF Executive Retention Plan, and reviewed relative total stockholder return, or TSR, data for LTI performance related to the performance cash plan. The DF Compensation Committee strives to keep an ongoing dialogue with Dean Foods’ management and Mercer throughout the year with respect to executive compensation issues.

Compensation of Our Chief Executive Officer. At the beginning of 2012, the DF Compensation Committee established specific objectives for 2012 for Gregg L. Engles, who at the time was serving as Dean Foods’ Chairman and Chief Executive Officer. In January 2013, Mr. Engles prepared a self-assessment of his performance for 2012, which was reviewed by the Lead Director of the Dean Foods Board of Directors, our Lead Director and the Chair of the DF Compensation Committee. The Chair of the DF Compensation Committee then forwarded Mr. Engles’ self-assessment of his performance to the DF Compensation Committee for input on Mr. Engles’ performance rating and individual payout factor. Because our initial public offering was not completed until the fourth quarter of 2012, Mr. Engles’ performance relating to his objectives for 2012 was approved by the DF Compensation Committee and ratified by our independent directors. Pursuant to the employee matters agreement that we have entered into with Dean Foods, Dean Foods was responsible for paying Mr. Engles’ 2012 STI related to the period during 2012 prior to our initial public offering. After receiving input, the Chair of the DF Compensation Committee, together with the Lead Director of the Dean Foods Board of Directors and our Lead Director, agreed upon a performance rating and individual payout factor for Mr. Engles and then distributed their assessment to our other independent directors and the full Dean Foods Board of Directors, each for review. Once all feedback was received, the Lead Director of the Dean Foods Board of Directors, our Lead Director and the Chair of the DF Compensation Committee prepared a final Chief Executive Officer assessment that was distributed to the full Dean Foods Board of Directors and our Board of Directors for review. The Lead Director of the Dean Foods Board of Directors and our Lead Director then communicated the results of the assessment to Mr. Engles. Other than preparation of his performance self-assessment, Mr. Engles does not participate in the process of determining his own compensation, nor was he present for the DF Compensation Committee or independent director discussions regarding his compensation. An overview of key achievements that were considered when evaluating Mr. Engles’ 2012 performance is discussed below under the heading “—Compensation Mix—Annual Cash Compensation—STI Compensation.”

When considering Mr. Engles’ compensation under the applicable compensation programs and policies, the DF Compensation Committee and the independent directors of our Board of Directors compared base salary, STI compensation, LTI compensation, and total compensation to that of the chief executive officer of each company in the WhiteWave Benchmark Comparison Group and the skills and experience of Mr. Engles in his prior role as the Chief Executive Officer at Dean Foods, a significantly larger enterprise. Such information was used when determining Mr. Engles’ compensation, applying the metrics described below under “—Annual Cash Compensation—Base salary,” “—Annual Cash Compensation—Short-Term Incentive Compensation,” “—Long-Term Incentive Compensation,” and “—Long-Term Incentive Compensation—Cash Settled.” Our independent directors and the DF Compensation Committee targeted Mr. Engles total initial annual compensation at or near the 75th percentile of total compensation for Chief Executive Officers of companies included in the WhiteWave Benchmark Comparison Group.

The difference in magnitude and mix of target total compensation between Mr. Engles’ compensation and the compensation of our other Named Executive Officers and other executive officers reflects the significant difference in their responsibilities. In many public companies, the chief executive officer’s compensation is much higher than that of other executive officers. Mr. Engles is directly responsible for driving our strategy and for ensuring that the strategy is fully executed across our organization. In addition, Mr. Engles is directly responsible for selecting, retaining, managing, and developing the executive team that will develop and execute corporate strategy.

Role of Chief Executive Officer in Compensation of Other Named Executive Officers. At the beginning of 2012, performance objectives for 2012 were established for all of our Named Executive Officers. Mr. Engles

worked with Messrs. McPeak and Zanetich, the Named Executive Officers who reported to him at the beginning of 2012, to develop their specific objectives to present to the DF Compensation Committee for approval. At the beginning of 2012, the DF Compensation Committee approved the specific objectives for Messrs. McPeak and Zanetich, which were tracked throughout the year by the DF Compensation Committee and, after our initial public offering, our independent directors.

The process of setting specific performance objectives for Messrs. Haecker and Fugger, and tracking their performance for 2012 against their objectives throughout the year, was similar to the process followed with respect to the other Named Executive Officers; however, because Messrs. Haecker and Fugger were not executive officers of Dean Foods, Mr. Engles and the DF Compensation Committee were not directly involved in setting their objectives. Mr. Haecker developed his specific objectives for 2012, which were then reviewed and approved by Mr. McPeak, and Mr. Fugger developed his specific objectives for 2012, which were then reviewed and approved by the Chief Financial Officer of Dean Foods. Their respective objectives were aligned with the strategic and general business objectives of WhiteWave and Alpro. Because Messrs. Haecker and Fugger are executive officers of WhiteWave the DF Compensation Committee and our independent directors reviewed their performance against their respective objectives as described above with respect to the other Named Executive Officers.

In February 2013, Mr. Engles presented to our independent directors and, in the case of Messrs. McPeak and Zanetich, the DF Compensation Committee, for further input his assessments of the 2012 performance of the Named Executive Officers against their respective individual objectives and recommended STI compensation payout percentages. Once our independent directors finalized these assessments, Mr. Engles then met with each of the Named Executive Officers to review the officer’s performance. Mr. Engles based his 2012 compensation STI payout recommendations with respect to our Named Executive Officers using the same WhiteWave Benchmark Comparison Group market data reviewed by the DF Compensation Committee and our independent directors, his subjective review of each Named Executive Officer’s overall performance and contribution to the business units, and the overall performance of WhiteWave and Dean Foods and the Named Executive Officer’s applicable business unit. While they considered Mr. Engles’ recommendations with respect to the compensation of our Named Executive Officers, our independent directors independently and, as applicable, the DF Compensation Committee, evaluated the recommendations and made all final compensation decisions relating to such Named Executive Officers.

A similar process was followed with respect to setting specific performance objectives for 2013. At the beginning of 2013, Mr. Engles worked with each of the Named Executive Officers to develop specific objectives to present to the Compensation Committee for approval. In March 2013, the Compensation Committee approved the specific 2013 objectives for the Named Executive Officers and will track their respective performance against these objectives throughout the year. It is expected that, in early 2014, Mr. Engles will present to the Compensation Committee his assessments of the 2013 performance of our Named Executive Officers against their respective individual objectives and will recommend STI compensation payout percentages.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of Dean Foods and WhiteWave, and consistent with Dean Foods’ and our philosophy of linking pay to performance, the DF Compensation Committee and the WhiteWave independent directors allocate a significant portion of compensation paid to our executive officers to performance-based STI and LTI programs. In addition, as an employee’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of total compensation and LTI compensation becomes a larger component of total compensation. See the “Summary Compensation Table for 2012” and the “Grant of Plan-Based Awards in Fiscal Year 2012” table for more information.

WhiteWave Compensation Mix. Our initial target total direct compensation (excluding the IPO Grants) for our Named Executive Officers was composed of the following:

Chief Executive Officer		Other Named Executive Officers
Base Salary	16%	Base Salary	26-35%
STI	24%	STI	21-24%
LTI	60%	LTI	44-50%

Dean Foods Compensation Mix. Prior to our initial public offering, Dean Foods target total direct compensation for our Named Executive Officers was composed of the following:

Chief Executive Officer		Other Named Executive Officers
Base Salary	12%	Base Salary	24-35%
STI	21%	STI	17-18%
LTI	67%	LTI	48-58%

Annual Cash Compensation

Base Salary. The base salary component of our initial compensation program and Dean Foods’ historical compensation program is intended to compensate our senior executives for their job responsibilities and level of experience and to facilitate attracting and retaining top talent, consistent with our and Dean Foods’ objectives. It is Dean Foods’ historical practice to set base salary levels at approximately the 60th percentile of the Dean Foods Benchmark Comparison Group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions. In connection with our initial public offering, the base salary levels in our initial compensation program (excluding our Chief Executive Officer) were set at approximately the 60th percentile of the WhiteWave Benchmark Comparison Group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions, as well as to account for the skills and experience of our Named Executive Officers who had served in executive roles at Dean Foods, a significantly larger enterprise. The DF Compensation Committee and our independent directors believe that the salary targets allow us to attract and retain executives from key consumer packaged goods companies with which we compete for talent. In some cases, such as when an executive is recruited from another company, we and Dean Foods may exceed the base salary levels indicated in order to attract, and ultimately retain, the executive, or some executives’ base salary may be below such levels due to internal promotions or other circumstances.

Historically, the DF Compensation Committee annually reviewed base salaries of our executive officers and made adjustments based on changes in the respective Benchmark Comparison Group, the performance of the executive, and the performance of the respective company. The DF Compensation Committee historically separately reviewed the performance of Mr. Engles and made adjustments as warranted. In connection with our initial public offering, base salaries for our Named Executive Officers were reviewed and adjusted in the fourth quarter of 2012. We expect, beginning in 2014, that the Compensation Committee will review salaries of our Named Executive Officers on an annual basis.

The table below discloses base salary of our Named Executive Officers prior to and after our initial public offering.

	Base Salary
Name	Prior to Our IPO	After Our IPO
Gregg L. Engles	$1,000,000	$1,120,000
Kelly J. Haecker	427,000	500,000
Blaine E. McPeak	500,000	650,000
Thomas N. Zanetich	450,000	450,000
Edward F. Fugger	360,000	400,000

Short-Term Incentive Compensation. The STI component of compensation is designed to motivate senior executives to achieve annual financial and other goals based on our strategic, financial, and operating performance objectives. In 2012, in connection with its review of strategic and operating plans, Dean Foods established target STI payout percentages consistent with the Dean Foods Benchmark Comparison Group for each executive, the achievement of which was based on a combination of Dean Foods’ performance, the performance of particular business units for which an executive had responsibility, and individual objectives, based on the executive’s area of business responsibility.

For 2012, cash incentive payments were based on the 2012 Short-Term Incentive Compensation Plan (the “2012 STI Plan”) approved by the DF Compensation Committee, which established performance measures for the Corporate, WhiteWave, and Alpro STI compensation plans. The 2012 STI Plan places significant weight on the achievement of financial objectives. The 2012 STI Plan used the following key performance measures:

•

achievement of targeted consolidated adjusted operating income for Dean Foods (referred to as the Dean Foods Corporate Objectives) for corporate employees of Dean Foods, including Mr. Engles, Mr. Zanetich, and Mr. Fugger;

•	a combination of achievement of the targeted Dean Foods Corporate Objectives and targeted WhiteWave targeted operating income and net sales for Mr. McPeak; and

•	a combination of achievement of WhiteWave and Alpro targeted operating income and net sales for Mr. Haecker.

In establishing the 2012 STI Plan, the DF Compensation Committee considered operating income an appropriate performance criterion to measure the achievement of the Dean Foods Corporate Objectives and the business units’ objectives because it is representative of the profitability and operating efficiency of Dean Foods as a whole, and by platform for each business unit. In addition, the net sales performance measure for the WhiteWave and Alpro business units underscores the focus on the quality of top line performance and growing Dean Foods businesses at the time of the establishment of such 2012 STI Plan. The achievement of objectives under such plans was reviewed and approved by the DF Compensation Committee and, with respect to the Named Executive Officers, ratified by our independent directors. Since our initial public offering was completed in the fourth quarter of 2012, the performance objectives under the 2012 STI Plan were not modified in connection with the initial public offering and our Named Executive Officers participated in the 2012 STI Plan through the end of 2012.

While Dean Foods reports its financial results in accordance with U.S. GAAP, the DF Compensation Committee retains the right to adjust the financial targets used to measure the STI payouts to eliminate the net expense or net gain related to certain items identified in Dean Foods’ quarterly earnings press releases. Dean Foods believes these adjustments allow investors to make meaningful comparisons of its operating performance between periods and to view its business from the same perspective as its management. Pursuant to the 2012 STI Plan, our independent directors and the DF Compensation Committee also may (but have no obligation to) adjust the incentive criteria, targets, or payout scale upon the occurrence of extraordinary events or circumstances. For 2012, the only adjustments made to the STI financial targets were to adjust the operating income of WhiteWave’s Alpro business segment to reflect $4.0 million in foreign currency exchange rate differences and incremental marketing and trade expenditures of $2.9 million.

In February 2013, the DF Compensation Committee assessed the performance of our Named Executive Officers against the financial goals for Corporate and performance for the WhiteWave and Alpro business units that had been established at the beginning of 2012, which assessment was ratified by our independent directors. The financial performance measures used for our Named Executive Officers, and the results of the 2012 assessment, are set forth in the table below.

Financial Performance Measures	Target 100% Payout	Actual	Percentage Payout
	(Dollars in millions)
Corporate
Consolidated Adjusted Operating Income	$507.7	$610.6	200%

WhiteWave (business unit of Dean Foods)
WhiteWave Operating Income	$202.6	$224.8	170%
WhiteWave Net Sales	$1,856.5	$2,008.0	200%

Alpro (business unit of Dean Foods)
Alpro Operating Income(1)	$17.3	$19.2	170%

(1)	Reflects a net $1.1 million adjustment for foreign currency exchange rate differences and certain incremental marketing and trade expenditures in the Alpro business unit.

In addition to the financial performance measures described above, a portion of each Named Executive Officer’s STI compensation was based on achievement of individual objectives approved as set forth above in “—Compensation Methodology—Compensation of Our Chief Executive Officer,” and “—Compensation Methodology—Role of Chief Executive Officer in Compensation of Other Named Executive Officers.”

The payout factor for the financial component of 2012 STI compensation for each executive officer ranged from zero to 200% of that officer’s target payment, depending on actual performance in 2012 against the financial objectives established by the DF Compensation Committee. Achievement at the target level constituted 100% payout of that portion of the STI compensation. The payout factor for the individual objective component of STI compensation for each executive officer ranged from zero to 150% of that officer’s target payment, depending on the officer’s performance in 2012 against the individual objectives established by the DF Compensation Committee.

In addition, if Dean Foods or one of its business units exceeded 100% of its respective financial objectives, then each executive officer’s individual objective payout factor was multiplied by the relevant financial payout factor, resulting in a maximum payout of 300% of the individual objective component of the officer’s short-term incentive compensation. For participants with two or more financial performance measures in the financial component, the financial payout percentages were averaged on a pro rata basis to determine if overall financial performance exceeded 100%, in which case the pro rata average of the financial payout percentages was multiplied by the individual objective payout percentage for purposes of calculating the individual component of the incentive award. The maximum total payout for any executive officer, including our Named Executive Officers, under the formulas set forth above is 240% of the executive officer’s target incentive opportunity.

The following table provides, for each Named Executive Officer, each element of 2012 STI Plan payment and the relative weight assigned to each of the elements described above:

Name	Corporate Objectives(1)	Business Unit Performance		Individual Objective Performance	Total
Gregg L. Engles	60%	—		40%	100%
Kelly J. Haecker	—	60	%(2)	40%	100%
Blaine E. McPeak	20%	40	%(3)	40%	100%
Thomas N. Zanetich	60%	—		40%	100%
Edward F. Fugger	60%	—		40%	100%

(1)	Consists of consolidated adjusted operating income of Dean Foods.

(2)	Consists of 10% Alpro operating income, 12.5% WhiteWave net sales, and 37.5% WhiteWave operating income.

(3)	Consists of 10% WhiteWave net sales and 30% WhiteWave operating income.

In addition to the financial performance measures discussed above, the DF Compensation Committee assessed the performance of our Named Executive Officers against the strategic performance goals that comprised the individual objective portion of each Named Executive Officer’s goals. The individual objective portion of the 2012 STI Plan, by its nature, has an element of subjectivity. Performance is measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2012. An overview of key objectives achieved by our Named Executive Officers is set forth below.

Gregg L. Engles

Mr. Engles served as Chief Executive Officer of Dean Foods before our initial public offering and our Chief Executive Officer after the offering. In his role as Chief Executive Officer of Dean Foods and then WhiteWave, Mr. Engles is responsible for developing and implementing the overall strategy for the company and for recruiting, developing, and leading qualified executives to implement this strategy. The successful execution by our executive leadership team of their respective individual objectives impacts our and Dean Foods’ financial performance as a whole, and each therefore affects Mr. Engles’ performance rating and payout. Mr. Engles’ individual objectives achieved in 2012 included the following:

•    leading our topline and bottom line growth strategy for all business platforms;

•    leading Dean Foods’ and our cost cutting initiatives, resulting in substantial reductions in selling and general and administrative (SG&A) expenses;

•    developing and executing the strategic separation of Dean Foods into three distinct businesses, resulting in accelerated debt reduction through the sale of Dean Foods’ Morningstar business and the execution of our initial public offering;

•    maintaining an open, responsive and productive relationship with the Boards of Directors of both Dean Foods and WhiteWave; and

•    instilling a culture of ethical behavior and social responsibility throughout Dean Foods.

Kelly J. Haecker

As Chief Financial Officer, Mr. Haecker positively impacted the Company’s consolidated financial results through certain initiatives. Mr. Haecker’s individual objectives achieved in 2012 included the following:

•    meeting or exceeding financial objectives for all quarters in 2012;

•    effectively managing SG&A expenses while simultaneously increasing contribution margin for all businesses;

•    upgrading and streamlining our forecasting and reporting capabilities to support our creation as a stand-alone company; and

•    providing oversight for the efficient and effective allocation of capital.

Blaine E. McPeak	As President of WhiteWave, Mr. McPeak is responsible for developing and implementing the overall short- and long-term marketing and innovation strategies for the plant-based food and beverage category under the Silk brand and for the Horizon Organic dairy and International Delight coffee creamer products. He also is responsible for the recruitment and development of qualified executives to execute the business platform strategies. Mr. McPeak’s individual objectives for 2012 included the following:

•    leading consistent topline and bottom line quarterly growth for all of our business platforms;

•    leading cost cutting initiatives resulting in substantial reductions in SG&A expenses;

•    growing market share in all key categories;

•    developing and executing strategic growth plans; and

•    instilling a culture in which WhiteWave employees are fully engaged and consistently demonstrate ethical behavior and social responsibility throughout the company.

Thomas N. Zanetich

As Executive Vice-President, Human Resources, Mr. Zanetich is responsible for developing and executing the company’s overall human capital strategy, which includes recruiting and developing key talent, executing comprehensive total compensation strategies that align with stockholder value, attracting and retaining talent, and building an engaged workforce centered on ethical behavior and social responsibility. Mr. Zanetich’s individual objectives for 2012 included the following:

•    developing and executing a senior leadership engagement strategy focused around creating three stand-alone Dean Foods business platforms supported by streamlined corporate functions;

•    developing and executing senior leadership succession plans which support independent operating units within WhiteWave, Morningstar and the Fresh Dairy Direct segments of Dean Foods;

•    executing total compensation strategies tailored to support three independent business units and corporate support functions;

•    implementing a comprehensive business platform and functional 2012 communication strategy; and

•    instilling a culture of ethical behavior and social responsibility throughout Dean Foods.

Edward F. Fugger

Mr. Fugger served as Senior Vice President, Corporate Development of Dean Foods prior to our initial public offering, at which time he was appointed as our Executive Vice President, Strategy and Corporate Development. In these roles, Mr. Fugger is responsible for the ongoing strategic assessment of the Dean Foods and WhiteWave business portfolios and potential strategic alternatives to drive stockholder value. His 2012 objectives included:

•    developing and executing Dean Foods’ divestiture strategy, which included the successful sale of its Morningstar business resulting in the right-sizing of the Dean Foods and WhiteWave balance sheets;

•    developing and executing commercial agreements among the Dean Foods Fresh Dairy Direct, Morningstar and WhiteWave business platforms, which facilitated the successful completion of our initial public offering;

•    assisting Dean Foods’ corporate financial planning and analysis group in developing revised business models, taking into account Dean Foods Fresh Dairy Direct and WhiteWave as stand-alone businesses after the sale of the Morningstar business; and

•    assisting the Dean Foods treasury group in the development and execution of balance sheet rebalancing in connection with WhiteWave’s initial public offering.

With respect to the individual objectives component of 2012 STI Plan compensation, all of our Named Executive Officers met and exceeded all objectives, resulting in a rating of “significantly above target” for their respective individual ratings. Pursuant to the respective 2012 STI Plan, payout for a “significantly above target” rating for (i) a Corporate executive ranged from 130% to 150% and (ii) a WhiteWave executive ranged from 140% to 150%, in each case with a multiplier corresponding to business unit or Corporate performance that was above 100% for the particular target. Our named executive officers received the following ratings with respect to their individual components: Mr. Engles—150%; Mr. Haecker—140%; Mr. McPeak—150%; Mr. Zanetich—145%; and Mr. Fugger—150%. Payouts under the 2012 STI Plan were based on each Named Executive Officer’s salary as of December 31, 2012 and were prorated for changes made to the “target” payout, as a percentage of base salary, in connection with our initial public offering. Target payout percentages were adjusted in connection with our initial public offering to reflect (i) changes made to an officer’s compensation to better align with our target percentile ranges; and/or (ii) an increase in the scope of the officer’s duties and responsibilities with WhiteWave.

The table below shows the STI compensation payout target for fiscal year 2012 and the actual payouts for our Named Executive Officers:

		Target Payout as % of Salary (1)		2012 STI Plan
Name			STI Target Payouts	Corporate Objectives	Business Unit Objectives	Individual Objectives	Subtotal	Total STI Payouts (2)
Gregg L. Engles	Pre-IPO	180%	$1,680,000	$1,008,000	$—	$672,000	$1,680,000	$4,032,000
	Post-IPO	150%	$280,000	$168,000	$—	$112,000	$280,000	$672,000

Kelly J. Haecker	Pre-IPO	50%	$208,333	$—	$125,000	$83,333	$208,333	$425,996
	Post-IPO	70%	$58,333	$—	$35,000	$23,333	$58,333	119,279

Blaine E. McPeak	Pre-IPO	75%	$406,250	$81,250	$162,500	$162,500	$406,250	$901,876
	Post-IPO	90%	$97,500	$19,500	$39,000	$39,000	$97,500	$216,450

Thomas N. Zanetich	Pre-IPO	60%	$225,000	$135,000	$—	$90,000	$225,000	$531,000
	Post-IPO	60%	$45,000	$27,000	$—	$18,000	$45,000	$106,200

Edward F. Fugger	Pre-IPO	50%	$166,667	$100,000	$—	$66,667	$166,667	$400,000
	Post-IPO	60%	$40,000	$24,000	$—	$16,000	$40,000	$96,000

(1)	Under the STI Plan, payouts are based on the participant’s base salary on the last day of the fiscal year. For 2012, the applicable salary was base salary reflecting the adjustments that took effect upon completion of our initial public offering.

(2)	Actual STI payouts reflect the multiplier, described above, for performance above 100% of target for the financial performance measures, up to a maximum payout of 240% of the officer’s target incentive opportunity.

Pursuant to the employee matters agreement that we have entered into with Dean Foods, Dean Foods was responsible for the 2012 STI payments to Messrs. Engles, Zanetich and Fugger related to their periods of service prior to our initial public offering

The Compensation Committee approved our STI Plan for 2013 with the target payout based 60% on achievement of specific financial performance measures and 40% on achievement of individual objectives. See “WhiteWave 2013 Compensation Actions—2013 STI Target Levels.”

Long-Term Incentive Compensation

We believe, and Dean Foods has historically believed, that a significant portion of each senior executive’s compensation should be dependent on long-term value created for stockholders. Our initial LTI compensation program and Dean Foods’ historical LTI compensation program are each designed to align the results achieved for stockholders with the rewards provided to senior executives. Dean Foods has historically granted awards in the form of stock options, RSUs, and CPUs. Our initial compensation program includes grants of stock options and RSUs. Stock options are used to motivate and reward senior executives relative to value created for stockholders. RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. See “—Long-Term Incentive Compensation – Cash Settled—Dean Foods Cash Performance Units” for a discussion of Dean Foods’ CPUs. The DF Compensation Committee historically annually reviewed both market practices and trends, as well as the availability of shares and units in its incentive program, in determining the mix of awards, and we expect that the Compensation Committee will perform similar annual reviews in the future.

Dean Foods’ 2012 Long-Term Incentive Awards. For 2012, LTI grants were awarded under Dean Foods’ compensation program to our Named Executive Officers as follows:

	Options	RSUs	CPUs
Chief Executive Officer(1)	67%	33%	0%
Other Named Executive Officers	25%	50%	25%

(1)	Mr. Engles’ LTI award originally was intended to consist entirely of 1,499,475 options, but the Dean Foods 2007 Stock Incentive Plan limits the number of options that may be awarded to an individual participant to 1,000,000 options. Subsequently, the DF Compensation Committee granted Mr. Engles 175,316 RSUs to account for the economic value of the 499,475 options that were in excess of such limitation.

Awards historically were granted at the dollar amount representing the 50th percentile of LTI grants made to executives with similar positions in the Dean Foods Benchmark Comparison Group. The DF Compensation Committee retained discretion to adjust the value of the awards up or down at the time awards were granted depending upon the performance of Dean Foods or the individual executive officer and could otherwise modify awards, including modifying the mix of awards among RSUs, stock options, and CPUs, as permitted under Dean Foods’ 2007 Stock Incentive Plan. For 2012, no such adjustments were made.

The equity grants were valued using the Black-Scholes valuation model for the stock options and the intrinsic value as of the determination date for the RSUs, each based on an average of Dean Foods’ stock price during the first fifteen trading days of January 2012, in order to align valuation periods with annual grant dates. For grants made in 2012, the price used for determining the number of shares underlying the RSU and stock option awards was $10.83. The exercise price of the stock options was the closing price of Dean Foods’ common stock on the date of grant, which was $12.07. Generally, stock option awards granted by the DF Compensation Committee vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant. Additionally, a Dean Foods RSU represents the right to receive one share of Dean Foods’ common stock in the future. RSUs have no exercise price. Generally, Dean Foods RSUs granted by the DF Compensation Committee prior to 2009 vest ratably over five years while Dean Foods RSUs granted by the DF Compensation Committee in 2009 and later vest ratably over three years. All unvested Dean Foods options and Dean Foods RSUs granted by the DF Compensation Committee since 2010 vest immediately upon a change of control and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching age 55, (ii) an employee retires after reaching age 65, and (iii) in certain cases upon death or qualified disability.

Treatment of Outstanding Dean Foods Equity Awards. All Dean Foods stock options and unvested RSUs held by our employees on the date of a Spin-Off or other corporate transaction requiring a conversion will be converted into stock options or RSUs, as applicable, with respect to our Class A common stock. The conversion of such equity securities will be conducted in a manner intended to preserve the intrinsic value of those equity awards by taking account of the relative values of Dean Foods common stock and WhiteWave Class A common stock at the time of such Spin-Off or, for any other corporate transaction requiring a conversion, based on a trading price formula to be determined. The converted equity awards will otherwise have substantially identical terms, including term and vesting provisions, as the existing Dean Foods equity awards.

WhiteWave IPO Grants. We awarded the IPO Grants to our Named Executive Officers and certain other WhiteWave executives and employees, effective upon determination of our initial public offering price. These grants were intended to:

•	provide the Named Executive Officers and other employees receiving IPO Grants an immediate equity interest in WhiteWave in order to align their interests with those of WhiteWave stockholders;

•

induce certain of the Named Executive Officers to accept their executive roles at our company, and to waive their rights under the Dean Foods Executive Severance Plan to terminate their employment for “good reason” due to the change in their duties, compensation, or location arising from their new roles at WhiteWave. See “—Severance and Change in Control Benefits” and “How much are our Named Executive Officers Paid?—Executive Officer Severance—Executive Severance Plan—Estimated Payments Upon a Qualified Termination;” and

•

compensate certain of the Named Executive Officers for their agreements to forego certain compensation and benefits as a result of terminating their Dean Foods employment, and their participation in current Dean Foods compensation plans and awards, particularly the DF Executive Retention Plan, the 2011 CPUs, and the 2012 CPUs. See “Long-Term Incentive Compensation—Cash Settled—Dean Foods Executive Retention Plan” and “—Long-Term Incentive Compensation—Cash Settled—Dean Foods Cash Performance Units.”

On September 12, 2012 (the “Determination Date”), the DF Compensation Committee and, subsequently, our independent directors, approved the dollar values of the IPO Grants that would be used to calculate the number of WhiteWave options, WhiteWave RSUs, and other equity awards to be granted effective as of, and conditioned upon, the determination of the initial public offering price. The dollar values of the IPO Grants were based on benchmark data of one-time grants made by comparably-sized companies in connection with their initial public offerings and the initial target LTI grant for our Named Executive Officers. In consultation with our compensating consultant, the DF Compensation Committee and our independent directors determined that the IPO Grants to Named Executive Officers would consist of 50% WhiteWave stock options and 50% WhiteWave RSUs. The number of RSUs granted to Named Executive Officers was determined by dividing the Determination Date value of IPO Grants that was apportioned to RSUs by $15.00, the mid-point of the range set forth on the cover page of our preliminary prospectus dated October 17, 2012. The number of stock options granted to the Named Executive Officers was determined by dividing the Determination Date value of IPO Grants that was apportioned to stock options by the Black-Scholes value of such stock option. The Black-Scholes value of WhiteWave stock options was based on a number of assumptions, including an exercise price equal to $15.00, the mid-point of the range set forth on the cover page of our preliminary prospectus dated October 17, 2012. The exercise price of the stock options granted pursuant to the IPO Grants is $17.00, the initial public offering price. Since the initial public offering price is greater than $15.00, which was the number used to calculate the number of IPO Grants, the grant date fair value of the IPO Grants is in excess of the Determination Date value of the IPO Grants.

The IPO Grant options, RSUs, and cash-settled RSUs have been granted pursuant to the 2012 SIP, vest pro rata on each of the first, second, and third anniversaries of the initial date of grant. The IPO Grants also vest in their entirety upon a change in control of our Company or, if before a Spin-Off, of Dean Foods and in the following additional circumstances: (i) an employee retires after reaching age 65 and (ii) in certain cases upon death or qualified disability. We expect that, before a Spin-Off, new change in control agreements will be entered into between us and certain of our executives, including the Named Executive Officers, that will similarly provide for vesting in their entirety of equity awards, including the IPO Grants, upon a change in control of our company.

Set forth below are the IPO Grants approved by the DF Compensation Committee and our independent directors for our Named Executive Officers and our other executive officers:

	Determination Date Value ($)(1)	Grant Date Fair Value ($)(1)	Options (#)	RSUs (#)
Gregg L. Engles	$8,400,000	$9,744,204	1,014,493	280,000
Kelly J. Haecker	$2,000,000	$2,320,054	241,546	66,667
Blaine E. McPeak	$2,500,000	$2,900,053	301,932	83,333
Thomas N. Zanetich	$1,500,000	$1,740,034	181,159	50,000
Edward F. Fugger	$1,500,000	$1,740,034	181,159	50,000
All Executive Officers(2)	$17,871,000	$19,604,399	2,041,062	563,333

(1)	The number of RSUs and Options awarded was based on the Determination Date Value and $15.00, the mid-point of the range set forth on the cover page of our preliminary prospectus dated October 17, 2012. The Grant Date Fair Value is calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation,” without taking into account estimated forfeitures, and is based on our $17.00 per share initial public offering price.

(2)	Excludes cash-settled phantom shares and stock appreciate rights granted to one of our non-U.S. based executive officers.

Long-Term Incentive Compensation—Cash Settled

Dean Foods Cash Performance Units. Beginning in fiscal year 2010, the DF Compensation Committee implemented a performance cash plan applicable to its U.S.-based executive officers and certain other key employees, granted pursuant to the terms and conditions of its 2007 Stock Incentive Plan and referred to as CPUs. The DF Compensation Committee reviewed current market practice, with the assistance of Mercer, and determined that this plan was comparable to other plans of Dean Foods Benchmark Comparison Group companies. Awards under the performance cash plan are designed to link compensation to Dean Foods’ performance over a three-year period using relative TSR of members of its Performance Comparison Group, as defined below. Dean Foods approved three cycles of the performance cash plan: (i) the 2010 performance cash plan’s performance period that ended on December 31, 2012; (ii) the 2011 performance cash plan’s performance period that was originally scheduled to end on December 31, 2013; and (iii) the 2012 performance cash plan’s performance period that was originally scheduled to end on December 31, 2014. Messrs. Engles, McPeak and Zanetich were eligible to participate in this plan.

The performance cash plan target payouts were set at the 50th percentile relative to TSR of the Performance Comparison Group described below and ranged from 0-200% payout for performance between the 25th and 75th percentile targets based on a pre-determined sliding scale relative to Dean Foods’ comparative TSR performance. Dean Foods must meet a threshold performance metric at the measurement date in order for the award under the performance cash plan to be payable. The 2010 performance cash plan was below the threshold performance level as of December 31, 2012 so no payment was made in respect of CPU awards granted in 2010. As of December 31, 2012, the 2011 performance cash plan and 2012 performance cash plan were each accruing at 200% of target based on Dean Foods’ stock performance. As described in more detail below, our Named Executive Officers received pro-rata payments for the 2011 performance cash plan and the 2012 performance cash plan in connection with our initial public offering.

Under the performance cash plans, the threshold and maximum payouts were as follows:

Dean Foods’ TSR Percentile Ranking	Percentage of Target Award Opportunity Earned
75th% and above	200%
65.0 – 74.9%	150%
55.0 – 64.9%	125%
45.0 – 54.9%	100%
38.0 – 44.9%	75%
31.0 – 37.9%	50%
25.0 – 30.9%	25%
0 – 24.9%	0%

The DF Compensation Committee determined, upon the recommendation of Mercer, that an alternate set of peer group companies would be appropriate for TSR measurement of the cash performance target. This set focuses on companies that are more aligned with the consumer packaged goods industry and that may have smaller revenues than the Dean Foods Benchmark Comparison Group, and which would tend to be impacted by market conditions occurring over time in a similar manner to Dean Foods. The set is as follows:

• Campbell Soup Company	• Kraft Foods Group, Inc.
• ConAgra Foods, Inc.	• Kellogg Company
• General Mills, Inc.	• Kimberly-Clark Corporation
• H.J. Heinz Company	• Ralcorp Holdings, Inc.
• The Hershey Company	• Smithfield Foods, Inc.
• Hormel Foods Corporation	• TreeHouse Foods, Inc.
• The J.M. Smucker Company	• Tyson Foods, Inc.

Our Named Executive Officers were eligible to receive the full payout that they would have been eligible to receive with respect to the performance period ending December 31, 2012, without regard to our initial public offering, but no payments were made as the 2010 performance cash plan was below the threshold performance level as of December 31, 2012. In connection with our initial public offering, the 2011 performance cash plan and 2012 performance cash plan were valued based on performance as of December 31, 2012 instead of at the end of the originally scheduled 36-month performance period. Accordingly such awards were paid at 200% on a prorated basis as follows: (i) two-thirds of the value of awards granted in 2011 and (ii) one-third the value of awards granted in 2012. Payments relating to such awards were made in January 2013. The table below depicts the original CPU awards granted to our Named Executive Officers and payments made in respect of such awards.

Name	Original Value of 2011 CPU Award	Prorated Value (2/3) of 2011 CPU Award	2011 CPU Payment Made at 200%	Original Value of 2012 CPU Award	Prorated Value (1/3) of 2012 CPU Award	2012 CPU Payment Made at 200%
Gregg L. Engles	$1,150,000	$766,667	$1,533,333	$—	$—	$—
Kelly J. Haecker	—	—	—	—	—	—
Blaine E. McPeak	175,000	116,667	233,334	300,000	100,000	200,000
Thomas N. Zanetich	131,250	87,500	175,000	225,000	75,000	150,000
Edward F. Fugger	—	—	—	—	—	—

Dean Foods Cash Awards. Beginning in fiscal year 2011, the DF Compensation Committee implemented a cash award plan applicable to its U.S.-based key employees who were not eligible to receive CPU grants (“Dean Cash Awards”). Under each Dean Cash Award, the holder was entitled to a specified award of cash in the third year after the date of grant, subject to the holder’s continued employment through that date. Dean Foods approved two cycles of Dean Cash Awards: (i) 2011 Dean Cash Awards, which originally were scheduled to vest in full on December 31, 2013; and (iii) 2012 Dean Cash Awards, which originally were scheduled to vest in full on December 31, 2014. Messrs. Haecker and Fugger received Dean Cash Awards in 2011 and 2012.

In connection with our initial public offering, both of the 2011 Dean Cash Awards and 2012 Dean Cash Awards held by our employees were vested on a pro rata basis as of December 31, 2012 instead of at the end of the originally scheduled 34-month vesting period. Accordingly such awards were paid on a prorated basis as follows: (i) approximately two-thirds of the value of awards granted in 2011 and (ii) approximately one-third the value of awards granted in 2012. Payments relating to such awards were made in March 2013. The table below indicates the payments made to our Named Executive Officers in respect of such awards.

Name	Prorated Payout 2011 Dean Cash Award	Prorated Payout 2012 Dean Cash Award	Total Payout
Gregg L. Engles	—	—	—
Kelly J. Haecker	$60,662	$36,765	$97,427
Blaine E. McPeak	—	—	—
Thomas N. Zanetich	—	—	—
Edward F. Fugger	$56,618	$36,765	$93,383

Dean Foods Executive Retention Plan. On December 20, 2010, the DF Compensation Committee approved a three-year performance-based cash retention plan (the “DF Executive Retention Plan”) applicable to Dean Foods’ executive officers and certain other key executives. The DF Executive Retention Plan was implemented to further ensure leadership continuity, and its objectives are to retain executives and align the executive’s pay with Dean Foods’ financial performance. Although the DF Executive Retention Plan originally included Mr. Engles as a participant, due to the fact that Dean Foods failed to achieve its performance targets in 2010, and to contribute to Dean Foods’ overall cost savings goals, Mr. Engles voluntarily removed himself as a participant from the plan with the approval of the DF Compensation Committee in March 2011 and did not receive any payouts from the plan in 2012. Awards under the DF Executive Retention Plan are payable in cash based on the criteria set forth below, and will be equal to the executive’s STI target as set forth above under “—Annual Cash Compensation—Short-Term Incentive Compensation.”

The DF Executive Retention Plan has annual measurement periods for each plan year. The first measurement period ended December 31, 2011 and was measured based on the achievement of 2011 dairy core or business unit strategic objectives related to the officer’s area of responsibility. For the first plan year, participants were eligible to receive payouts of 0%, 75%, or 100% of target payout depending upon achievement of the strategic objectives. The second measurement period ended on December 31, 2012, and the third measurement period was originally scheduled to end on December 31, 2013. The DF Compensation Committee originally contemplated that awards for these measurement periods would be measured based on achievement of Dean Foods’ or the business unit’s strategic growth plan for each respective year related to the officer’s area of responsibility. However, because of the substantial changes to Dean Foods’ strategic focus and priorities and its attendant focus on accelerated cost reduction efforts, the criteria for the award periods ending in 2012 and 2013 were changed to be substantially the same as the criteria used to measure achievement of STI for each individual executive officer, generally consisting of operating income and net sales targets. For the 2012 and 2013 plan years, payments were to be made at a maximum of 100% of target payout.

Starting in 2012, the DF Compensation Committee determined that executives must be employed by us or Dean Foods through June 24 of the year following the end of the performance period in order to receive payment under the DF Executive Retention Plan. In the event of a change in control of Dean Foods prior to the end of the performance period, the DF Executive Retention Plan award will be prorated for the date of the change in control and performance will be measured as of the date of the change in control. If the executive’s employment with us terminates for any reason other than a change in control prior to the end of the performance period, the executive forfeits any right to receive payment under the DF Executive Retention Plan.

Our Named Executive Officers who participate in the DF Executive Retention Plan waived their right to receive payments with respect to the measurement period ending December 31, 2013. They did not waive their right to receive payments with respect to the measurement period ending December 31, 2012, which is expected to be paid in June 2013. We expect that our Named Executive Officers will receive the following payouts, equal to their respective STI target amounts, in June 2013 relating to the performance period ended December 31, 2012:

Name		Target Payout as Percentage of Salary(2)	Pro-rated Plan Payouts(3)	Total Plan Payouts
Gregg L. Engles(1)	N/A	—	$—	$—

Kelly J. Haecker	Pre-IPO	50%	$208,333	$266,667
	Post-IPO	70%	$58,333

Blaine E. McPeak	Pre-IPO	75%	$406,250	$503,750
	Post-IPO	90%	$97,500

Thomas N. Zanetich	Pre-IPO / Post-IPO	60%	$270,000	$270,000

Edward F. Fugger	Pre-IPO	50%	$166,667	$206,667
	Post-IPO	60%	$40,000

(1)	Mr. Engles voluntarily removed himself as a participant from the plan with the approval of the DF Compensation Committee in March 2011.

(2)	Under the DF Executive Retention Plan, payouts are based on the participant’s base salary on the last day of the fiscal year. For 2012, the applicable salary was base salary reflecting the adjustments that took effect upon completion of our initial public offering. Target payout percentages were adjusted in connection with our initial public offering to reflect (i) changes made to an officer’s compensation to better align with our target percentile ranges; and/or (ii) an increase in the scope of the officer’s duties and responsibilities with WhiteWave.

(3)	Payouts were pro-rated between the 10 months that lapsed before our initial public offering and the two months following our initial public offering.

We will be responsible for one-sixth of the award amount referenced above, which represents the portion of the awards related to service performed for us by our Named Executive Officers after our initial public offering. We do not intend to adopt an executive retention plan for our Named Executive Officers.

WhiteWave 2013 Compensation Actions

2013 STI Target Levels. In connection with the establishment of our initial compensation programs and policies, the DF Compensation Committee and our independent directors approved STI target levels for our Named Executive Officers and certain other executives for 2013. The 2013 STI target levels established for our Named Executive Officers are as follows:

STI Target as Percentage of Base Salary
Gregg L. Engles	150%
Kelly J. Haecker	70%
Blaine E. McPeak	90%
Thomas N. Zanetich	60%
Edward F. Fugger	60%

In March 2013, the Compensation Committee approved the design of our STI Plan for 2013 and approved specific financial performance measures for our Named Executive Officers. Under the 2013 STI Plan, 60% of target payout will be based on achievement of specific financial performance measures and 40% will be based on achievement of individual objectives, each as approved by the Compensation Committee. For Messrs. Engles, Haecker, Zanetich and Fugger, the financial performance measures are earnings per share (40%) and net sales (20%). For Mr. McPeak, the financial performance measures are North America operating income (40%) and North America net sales (20%). The Compensation Committee believes that placing additional weight on the achievement of financial objectives and adding earnings per share as a measure will provide additional incentive to our senior management to continue to grow both top line and overall profitability. The payout range for individual and financial performance measures equals 0% - 200% of target, and performance in excess of 90% of target is the threshold for payout on the financial measures. The Compensation Committee eliminated the feature, which was included in the 2012 STI Plan, under which an executive officer’s individual objective payout factor was multiplied by the relevant financial payout factor if the financial payout factor exceeded 100%. As a result, the maximum payout of both the financial objectives component and the individual objectives component for 2013 is 200% of target.

2013 Long-Term Incentive Awards. We intend to continue Dean Foods’ historical practice of scheduling the annual grant of LTI awards to occur in the first quarter of each calendar year. This annual grant will generally include the annual grants to all of our Named Executive Officers and non-employee directors. Consistent with this practice, on February 8, 2013 (the “2013 Determination Date”), our independent directors approved the dollar values of the 2013 LTI annual grants to our Named Executive Officers and certain other executives, which equaled the compensation dollar values that were recommended by the DF Compensation Committee and initially approved by our independent directors before our initial public offering. The 2013 LTI grants to our Named Executive Officer are as follows:

	2013 LTI Determination Date Value($)(1)	Grant Date Fair Value($)(1)	Options(#)	RSUs(#)
Gregg L. Engles	$4,200,000	$3,930,378	469,673	129,630
Kelly J. Haecker	$1,000,000	$935,800	111,827	30,864
Blaine E. McPeak	$1,250,000	$1,169,751	139,784	38,580
Thomas N. Zanetich	$750,000	$701,849	83,870	23,148
Edward F. Fugger	$500,000	$467,898	55,913	15,432

(1)	The number of RSUs and Options awarded was calculated based on the Determination Date Value and $16.20, the average closing stock price during the first 15 trading days of January 2013. The Grant Date Fair Value is calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation,” without taking into account estimated forfeitures, and is based on $15.16, the closing stock price on the date of grant.

The 2013 LTI awards were granted 50% in the form of stock options and 50% in the form of RSUs and the grant date was February 15, 2013. The number of shares subject to each equity grant was calculated using the Black-Scholes valuation model for the stock options and the intrinsic value as of the determination date for the RSUs, each based on WhiteWave’s average closing stock price during the first 15 trading days of January 2013 in order to align valuation periods with annual grant dates. For the 2013 LTI grants, the price used for determining the number of shares underlying the RSU and option awards was $16.20. The exercise price of the options equaled $15.16, the closing price of our stock on the date of grant. All of these awards were granted pursuant to the 2012 SIP and will vest pro rata on each of the first, second, and third anniversaries of the date of grant. The 2013 LTI awards also will vest immediately upon a change of control and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching age 55, (ii) an employee retires after reaching age 65, and (iii) in certain cases upon death or qualified disability. The terms and amounts of any future LTI grants will be determined by the Compensation Committee.

Long-Term Incentive Grant Policies

Dean Foods has adopted LTI grant guidelines that provide that stock options have an exercise price equal to the closing price of Dean Foods’ stock on the date of grant. In addition, Dean Foods’ policy requires that annual

LTI grants to senior executives and other employees be made by the DF Compensation Committee at a meeting held each year on the third business day following its fourth quarter earnings release. Dean Foods followed these grant guidelines in making awards to our Named Executive Officers in February 2012. For the 2013 LTI awards, our independent directors set the grant date to be the second business day following the release of our fourth quarter earnings, and we expect to follow this practice with respect to future annual grants.

Stock Ownership Guidelines

Following our initial public offering, our Board of Directors adopted minimum stock ownership guidelines for our executive officers. In accordance with those guidelines, Mr. Engles is required to own shares of our common stock equal in value to five times his annual base salary and our other executive officers, excluding executive officers who do not reside in the United States, are each required to own shares of our common stock equal in value to two times their annual base salary. Shares of our common stock, restricted stock, and RSUs, whether vested or unvested, are counted toward the ownership requirement. Vested and unexercised stock options do not count towards the ownership requirement. Our executive officers have until the later of five years after the adoption of the guidelines or five years after becoming an executive officer to satisfy the executive stock ownership guidelines.

Deferred Compensation Plan and Supplemental Employee Retirement Plan

Employees of Dean Foods with a base compensation in excess of $150,000 may defer a portion of their salary and bonus each year into the Dean Foods Executive Deferred Compensation Plan, which is a tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Dean Foods believes a deferred salary and bonus plan is a potential retention tool for its eligible executives, and that this program is similar to that offered at most of the companies in the Dean Foods Benchmark Comparison Group. The amounts deferred are partially funded as unsecured obligations of Dean Foods, receive no preferential standing, and are subject to the same risks as any of Dean Foods’ other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. In 2012, none of the Named Executive Officers elected to defer salary and/or bonus pursuant to this plan.

In addition, Dean Foods maintains a SERP, which is a nonqualified deferred compensation arrangement for its employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) Plan, as set forth in the Code. The SERP is designed to provide these employees with retirement benefits from Dean Foods that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under the 401(k) Plan. Dean Foods credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the IRS, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control, or the employee’s death or qualifying disability.

Our Named Executive Officers and other employees will continue to participate in the Dean Foods 401(k) Plan, SERP, and Dean Foods Executive Deferred Compensation Plan, and may continue to make contributions on the same terms until we cease to be a “controlled company” under the NYSE rules. At the time that we cease to be a “controlled company,” we expect to adopt a 401(k) plan, a SERP and an executive deferred compensation plan that are similar to those maintained by Dean Foods.

Other Compensation

We provide, and Dean Foods has historically provided, our executive officers with a limited number of perquisites. The perquisites are designed to minimize the amount of time the executive officers devote to administrative matters other than our business, promote a healthy work/life balance, and provide opportunities for developing business relationships. For example, Dean Foods makes available to its executive officers a health screening program which helps to maintain their overall health. It also provides an executive long-term disability benefit for its executive officers and other key employees that pays the officer a set monthly payment in the event he or she becomes disabled. Dean Foods pays the premium costs for our Named Executive Officers, as reflected in the “Summary Compensation Table for 2012.” We expect to continue to provide similar benefits to WhiteWave executive officers and other key employees after the Spin-Off.

The DF Compensation Committee have also approved certain personal use of the Dean Foods and WhiteWave corporate aircraft as described below in the “Summary Compensation Table for 2012.” The DF Compensation Committee believes that the enhanced security and efficiency this benefit provides is appropriate and is in the best interests of Dean Foods and WhiteWave and their respective stockholders. We expect that our Compensation Committee will take a similar position. The incremental costs to Dean Foods and WhiteWave of providing personal travel on corporate aircraft are included in the “All Other Compensation” table.

In addition, executive officers are eligible to receive financial counseling, including tax and other financial advice. Amounts paid on behalf of each Named Executive Officer under this plan are not material and are included in the “All Other Compensation” table.

We and Dean Foods purchase tickets to various cultural, charitable, civic, entertainment, and sporting events for business development and relationship building purposes, as well as to maintain involvement in communities in which we and Dean Foods operate and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives, including our Named Executive Officers, participate in Dean Foods’ broad-based programs generally available to all employees or other key employees, including its 401(k) plan, health and dental plans and various other insurance plans, including disability and life insurance. We expect our employees to continue to participate in these plans until we cease to be a “controlled company” under the NYSE rules, at which time we will implement our own plans. For additional information regarding perquisites and other compensation, see the “All Other Compensation” table.

Severance and Change in Control Benefits

Prior to our initial public offering, Dean Foods entered into agreements with each of our Named Executive Officers, pursuant to which it agreed to provide certain payments in the event of a qualified termination following a change in control, as described under the heading “How much are our Named Executive Officers paid?—Executive Officer Severance—Potential Benefits Upon a Change in Control.” Pursuant to these agreements, the executive officer would generally be paid a lump sum of cash equal to a multiple of his base salary and target STI for the year, plus his target STI prorated to the month in which a qualified termination occurred following a change in control, plus a gross-up payment for excise taxes, along with insurance benefits, outplacement services, and certain other benefits. In addition, all change in control agreements provided that unvested awards under the Dean Foods 1997 Stock Option and Restricted Stock Plan and 2007 Stock Incentive Plan automatically vest upon the change in control.

In connection with our initial public offering, the existing change in control agreements with our Named Executive Officers and other executive officers, as described in “How much are our Named Executive Officers paid?—Executive Officer Severance,” were amended so that the definition of a “change in control” includes changes in control of either our Company or, for so long as it holds in excess of a majority of the voting power of the Company, Dean Foods. Any tax-free distribution of the shares of our common stock to the stockholders of Dean Foods is expressly excluded from the definition of change in control. The amendments to the change in control agreements also eliminate any excise tax gross up provisions and provide that the change in control agreements will terminate automatically in the event that Dean Foods ceases to own voting securities that affords it a controlling interest in the Company, other than by reason of a transaction that constitutes a change in control of the Company, as defined for purposes of such agreements. All other provisions of the existing agreements remain in effect.

Pursuant to the employee matters agreement that we have entered into with Dean Foods, we have agreed to assume responsibility for any benefits that would be payable pursuant to the terms of these change in control agreements to any of our officers, other than benefits that are related to Dean Foods capital stock. In March 2013, the Compensation Committee approved change in control terms for our executive officers that will be effective upon any Spin-Off or other transaction resulting in Dean Foods no longer holding a controlling interest in us. The Company expects to enter into written agreements with each of our executive officers incorporating these change in control terms prior to any such Spin-Off or other transaction. With respect to Messrs. Engles, McPeak and Zanetich, these new agreements will provide benefits that are substantially equivalent to the terms of their existing change in control agreements with Dean Foods. With respect to Messrs. Haecker and Fugger, these new agreements will be substantially equivalent to their existing agreements except that they will provide benefits equal to three times the sum of the executive’s base salary and target annual incentive payment, plus a prorated target incentive payment for the fiscal year in which benefits are triggered. When these new agreements become effective, our Named Executive Officers would no longer be entitled to change in control benefits from Dean Foods.

Our independent directors and the DF Compensation Committee believe that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. Our independent directors and the DF Compensation Committee believe that the change in control benefits for our Named Executive Officers are consistent with those maintained by comparable companies.

Dean Foods also maintains the Dean Foods Executive Severance Plan for its U.S.-based executive officers, which provides certain severance benefits in the event of a qualified termination, which is defined as a termination other than for “cause,” or if the executive officer terminates his or her employment due to a material reduction in compensation or scope of duties or relocation (as described under “How much are our Named Executive Officers paid?—Executive Officer Severance—Executive Severance Plan—Estimated Payments Upon a Qualified Termination”). In November 2010, the DF Compensation Committee amended the plan to include Mr. Engles. The DF Compensation Committee considered an analysis by Mercer, which indicated that the majority of the WhiteWave Benchmark Comparison Group includes the Chief Executive Officer in similar plans, and that of those companies, the median benefit included a two-year salary payment and similar additional benefits. Generally, upon a qualified termination, an executive officer will receive a cash payment equal to two times his or her annual base salary plus his or her target bonus, a payment in the amount of the officer’s prorated bonus for the year of termination, a cash payment for the in-the-money value of any LTI awards that would vest during the two years following the date of severance, or during the three years following the date of severance in the case of Mr. Engles, and certain health benefits and outplacement services. Dean Foods believes this plan helps create stability during periods of significant change, aids in recruiting and retaining executive talent and enables Dean Foods to avoid negotiating individual severance arrangements. Dean Foods also believes this plan reduces the likelihood and extent of litigation from executive separation. In addition, Dean Foods requires each of its executives to sign non-competition and non-solicitation agreements effective for two years after termination. Dean Foods believes that its severance benefits are consistent with those maintained by comparable companies. Estimated payments to the Named Executive Officers pursuant to the Dean Foods Executive Severance Plan are summarized under the heading “How much are our Named Executive Officers paid?—Executive Officer Severance—Executive Severance Plan.” Pursuant to the employee matters agreement that we entered into with Dean Foods, we have agreed to establish a severance plan providing benefits equivalent to those provided by the Dean Foods Executive Severance Plan. In March 2013, our Compensation Committee approved a WhiteWave executive severance plan that, following a Spin-Off such that Dean Foods no longer holds a controlling interest in us, will provide benefits to our Named Executive Officers that are substantially equivalent to the benefits under the Dean Foods Executive Severance Plan. At such time as the WhiteWave executive severance plan becomes effective, our officers including the Named Executive Officers would no longer be entitled to benefits under the Dean Foods Executive Severance Plan.

In connection with our initial public offering, certain of our Named Executive Officers who participate in the Dean Foods Executive Severance Plan would have been deemed to have experienced a termination other than

“for cause” and would have been entitled to terminate employment for “good reason” (as defined under the Dean Foods Executive Severance Plan) due to a material reduction in compensation or scope of duties or relocation and receive severance and other termination benefits under the Dean Foods Executive Severance Plan. However, as a condition of receiving an IPO Grant and their employment at WhiteWave, each of these executive officers and our other affected executive officers waived any right to receive severance or other termination benefits in connection with the assumption of their new duties.

Tax Deductibility Policy

The United States income tax laws generally limit the deductibility of compensation paid to certain Named Executive Officers to $1 million per year. An exception to this general rule exists, in Section 162(m) of the Code, for performance-based compensation that meets certain IRS requirements. Dean Foods has sought and received approval from its stockholders to grant performance-based awards that would, and has granted certain LTI awards that should, qualify for the exception from this deduction limit. In connection with Proposal Two: Approve Our 2012 Stock Incentive Plan, we are requesting that our stockholders approve our grant of performance-based awards that would qualify for the exception from this deduction limit. As and when appropriate in light of its business objectives, WhiteWave intends to design incentive compensation awards and programs in a manner that satisfies the conditions to this performance-based exception to the otherwise applicable deduction limits.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of Dean Foods’ compensation programs. Dean Foods believes it is important to retain the flexibility to compensate executive officers competitively, and will continue to monitor its compensation practices and consider additional opportunities to take advantage of the exemption in Section 162(m) of the Code when it believes it is in the best interests of Dean Foods and its stockholders. We expect that the Compensation Committee will adopt a similar tax deductibility policy with respect to our Company’s compensation program.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is presented by:

The members of the Compensation Committee

Stephen L. Green (Chairman)

Joseph S. Hardin, Jr.

Mary E. Minnick

How much are our Named Executive Officers paid?

The charts presented below should be read in conjunction with the Compensation Discussion and Analysis set forth above.

The following chart shows the compensation paid to our Named Executive Officers, including, in the case of Messrs. Engles, Zanetich and Fugger, compensation payable for services to Dean Foods as well as to WhiteWave.

Summary Compensation Table for 2012

			Stock Awards			Option Awards
Name and principal position	Year	Salary ($)(1)	IPO Grants ($)	Dean Foods Grants ($)	Stock Awards Total ($)(2)	IPO Grants ($)	Dean Foods Grants ($)	Option Awards Total ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregg L. Engles	2012	1,020,000	4,760,000	2,093,273	6,853,273	4,984,204	4,720,000	9,704,204	4,704,000	251,617	22,533,094
Chairman of the Board and Chief Executive Officer	2011	1,016,667	—	2,350,004	2,350,004	—	2,884,833	2,884,833	2,293,920	90,536	8,635,960

Kelly J. Haecker,	2012	433,385	1,133,339	278,624	1,411,963	1,186,715	155,208	1,341,923	936,942	33,844	4,158,057
Chief Financial Officer	2011	416,400	—	200,894	200,894	—	103,452	103,452	480,135	34,791	1,235,672

Blaine E. McPeak	2012	509,615	1,416,661	968,702	2,385,363	1,483,392	372,502	1,855,894	1,622,076	68,100	6,441,048
President, WhiteWave	2011	460,000	—	550,001	550,001	—	193,108	193,108	776,707	56,182	2,035,998

Thomas L. Zanetich	2012	445,000	850,000	726,521	1,576,521	890,034	279,377	1,169,411	907,200	41,262	4,139,394
Executive Vice President, Human Resources	2011	417,037	—	412,501	412,501	—	144,830	144,830	573,149	31,336	1,578,853

Edward F. Fugger Executive Vice President, Strategy and Corporate Development	2012	362,000	850,000	278,624	1,128,624	890,034	155,208	1,045,242	827,667	28,143	3,391,676

(1)	Amounts shown include amounts deferred under the Dean Foods 401(k) Plan and the SERP.

(2)	Amounts shown for 2012 reflect the aggregate grant date fair value of RSUs awarded by WhiteWave as the IPO Grants and the value of RSUs and CPUs awarded by Dean Foods, as calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” for all years presented, without taking into account estimated forfeitures. The aggregate grant date fair value of the RSUs granted as the IPO Grants is equal to the $17.00 per share initial public offering price multiplied by the number of RSUs awarded. The aggregate grant date fair value of Dean Foods RSUs is equal to the closing price of Dean Foods’ common stock on the date of grant multiplied by the number of RSUs awarded. The estimated grant date fair value for the Dean Foods CPUs assumed vesting at target, which was the probable outcome of the performance objectives as of the grant date. Dean Foods was required to meet a threshold performance metric at the end of the performance period in order for the CPU awards to be payable. Actual payout for these CPUs at the end of the performance period would have ranged from 0% to 200% of the amounts shown in the table above. In connection with our initial public offering, the terms of outstanding Dean Foods CPUs were modified such that those outstanding CPUs with a performance period ending December 31, 2013 that were granted in 2011 and those outstanding CPUs with a performance period ending December 31, 2014 that were granted in 2012 were valued as of December 31, 2012 instead of the originally scheduled end of the performance period and payouts were paid on a prorated basis.

(3)	Amounts shown reflect the aggregate grant date fair value of stock options awarded by WhiteWave as the IPO Grants and stock options awarded by Dean Foods, without taking into account estimated forfeitures. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model and the following assumptions:

	Dean Foods 2012	WhiteWave 2012
Expected volatility	44%	28%
Expected dividend yield	0%	0%
Expected option term	5 years	6 years
Risk-free rate of return	0.88%	1.05%

(4)	Amounts include STI and DF Executive Retention Plan payments earned in 2012 as presented below.

Name	STI ($)	DF Executive Retention Plan ($)	DF Cash Awards ($)	Total ($)
Gregg L. Engles	$4,704,000	$—	—	$4,704,000

Kelly J. Haecker	545,275	266,667	125,000	936,942

Blaine E. McPeak	1,118,326	503,750	—	1,622,076

Thomas N. Zanetich	637,200	270,000	—	907,200

Edward F. Fugger	496,000	206,667	125,000	827,667

See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” and “—Dean Foods Executive Retention Plan” for a description of these plans.

(5)	The table below sets forth the types and amounts of compensation included in this column.

2012 All Other Compensation(1)

Name	Aircraft Usage ($)(2)	401(k) ($)(3)	SERP ($)(4)	Life Insurance ($)(5)	Long- Term Disability Premiums ($)	Other ($)(6)	Total ($)
Gregg L. Engles	105,677	11,000	122,757	7,482	4,701	—	251,617

Kelly J. Haecker	—	11,000	18,413	1,036	3,395	—	33,844

Blaine E. McPeak	—	9,754	28,773	1,152	3,219	25,202	68,100

Thomas N. Zanetich	—	11,000	20,846	4,594	4,822	—	41,262

Edward F. Fugger	—	11,000	13,142	538	3,463	—	28,143

(1)	Amounts in the table do not include group health, hospitalization, medical reimbursement, disability or other benefits that are available to all WhiteWave employees, or the incremental cost of any health-related screenings.

(2)	Amounts shown are the incremental costs of using the corporate aircraft for personal travel. The incremental cost of personal travel on corporate aircraft is based on the variable cost per hour of operating the aircraft multiplied by the number of hours of personal travel.

(3)	Amounts shown are for matching contributions made by WhiteWave.

(4)	The DF Compensation Committee approved a SERP for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amounts shown include the amount credited to the Named Executive Officer under the SERP. See “Compensation Discussion and Analysis—Deferred Compensation Plan and Supplemental Employee Retirement Plan” for more information on the SERP.

(5)	Amounts shown relate to life insurance policies available to all WhiteWave and Dean Foods employees generally.

(6)	Amount shown consists of a $10,353 gross-up for taxes payable related to $14,000 in financial counseling services and $849 in expenses for a guest to accompany Mr. McPeak to a sales meeting.

Grants of Plan-Based Awards in Fiscal Year 2012

Name	Grant Date(1)	Issuer (Dean Foods or White Wave)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold CPU Awards (#)(3)	Target CPU Awards (#)(3)	Maximum CPU Awards (#)(3)
Gregg L. Engles	—		980,000	1,960,000	4,704,000							—
	10/25/2012	WWAV							280,000			4,760,000
	10/25/2012	WWAV								1,014,493	17.00	4,984,204
	3/20/2012	DF							175,316			2,093,273
	2/17/2012	DF								1,000,000	12.07	4,720,000
Kelly J. Haecker	—		325,000	658,333	1,031,667							—
	10/25/2012	WWAV							66,667			1,133,339
	10/25/2012	WWAV								241,546	17.00	1,186,715
	2/17/2012	DF							23,084			278,624
	2/17/2012	DF								32,883	12.07	155,208
Blaine E. McPeak	—		419,792	1,007,500	1,712,750							—
	10/25/2012	WWAV							83,333			1,416,661
	10/25/2012	WWAV								301,932	17.00	1,483,392
	2/17/2012	DF				75,000	300,000	600,000				300,000
	2/17/2012	DF							55,402			668,702
	2/17/2012	DF								78,920	12.07	372,502
Thomas N. Zanetich	—		270,000	540,000	918,000							—
	10/25/2012	WWAV							50,000			850,000
	10/25/2012	WWAV								181,159	17.00	890,034
	2/17/2012	DF				56,250	225,000	450,000				225,000
	2/17/2012	DF							41,551			501,521
	2/17/2012	DF								59,190	12.07	279,377
Edward F. Fugger	—		331,667	538,333	827,667							—
	10/25/2012	WWAV							50,000			850,000
	10/25/2012	WWAV								181,159	17.00	890,034
	2/17/2012	DF							23,084			278,624
	2/17/2012	DF								32,883	12.07	155,208

(1)	Awards granted on October 25, 2012 consist of WhiteWave RSUs and options; all other awards consist of Dean Foods RSUs, options, and CPUs.

(2)	Includes amounts payable under the STI Plan, DF Executive Retention Plan and Dean Foods Cash Awards. The actual amounts paid pursuant to these awards are included in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” and “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Cash Settled” for descriptions of these plans.

(3)	Reflects possible payout range of 2012 CPUs. This aggregate grant date fair value as calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” and based upon the probable outcome of the performance conditions as of the grant date is also reported in the “Stock Awards” column of the “Summary Compensation Table for 2012.” Actual amounts payable with respect to the 2012 CPU awards could range from 0% to 200% of the amounts set forth in the “Target CPU Awards” column above. If Dean Foods’ TSR percentile ranking relative to the Performance Comparison Group falls between 25% to 30.9% at the end of the performance period, the awards will be paid out at a 25% of target. Below the 25th percentile ranking, no amounts are payable under the CPUs. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a description of the performance measures for the CPUs.

(4)	RSUs and options were granted pursuant to the Dean Foods 2007 Plan or the WhiteWave 2012 SIP. RSUs and options granted in 2012 vest ratably over three years beginning on the first anniversary of the grant date and also vest immediately upon a change of control and in the following additional circumstances: (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. All RSUs and options other than the IPO Grants also vest when an employee with 10 years of service retires after reaching age 55.

Outstanding Equity Awards at 2012 Fiscal Year-End(1)(2)

		Option Awards(3)					Stock Awards(4)
Name	Issuer (Dean Foods or WhiteWave)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregg L. Engles	WWAV	10/25/2012	—	1,014,493	17.00	10/25/2022	280,000	4,351,200
	DF	3/20/2012	—	—	—	—	175,316	2,894,467
	DF	2/17/2012	—	1,000,000	12.07	2/17/2022	—	—
	DF	2/24/2011	251,074	502,146	10.35	2/24/2021	79,365	1,310,316
	DF	2/12/2010	148,056	74,028	14.56	2/12/2020	25,095	414,318
	DF	2/13/2009	430,000	—	20.07	2/13/2019	—	—
	DF	1/15/2008	415,000	—	25.37	1/15/2018	27,000	445,770
	DF	2/12/2007	361,497	—	30.11	2/12/2017	—	—
	DF	1/13/2006	640,702	—	25.68	1/13/2016	—	—
	DF	1/7/2005	501,200	—	18.30	1/7/2015	—	—
	DF	1/13/2004	536,234	—	17.91	1/13/2014	—	—

TOTAL			3,283,763	2,590,667			586,776	9,416,072

Kelly J. Haecker	WWAV	10/25/2012	—	241,546	17.00	10/25/2022	66,667	1,036,005
	DF	2/17/2012	—	32,883	12.07	2/17/2022	23,084	381,117
	DF	2/18/2011	8,536	17,071	10.35	2/18/2021	12,940	213,639
	DF	2/12/2010	11,266	5,632	14.56	2/12/2020	1,909	31,518
	DF	2/13/2009	28,500	—	20.07	2/13/2019	—	—
	DF	1/15/2008	28,000	—	25.37	1/15/2018	1,700	28,067
	DF	2/12/2007	44,085	—	30.11	2/12/2017	—	—
	DF	3/7/2006	88,170	—	25.39	3/7/2016	—	—

TOTAL			208,557	297,132			106,300	1,690,346

Blaine E. McPeak	WWAV	10/25/2012	—	301,932	17.00	10/25/2022	83,333	1,294,995
	DF	2/17/2012	—	78,920	12.07	2/17/2022	55,402	914,687
	DF	2/18/2011	15,933	31,866	10.35	2/18/2021	24,154	398,783
	DF	2/12/2010	19,312	9,655	14.56	2/12/2020	3,273	54,037
	DF	11/2/2009	10,601	—	16.69	11/2/2019	—	—
	DF	2/13/2009	28,500	—	20.07	2/13/2019	—	—
	DF	6/2/2008	7,000	—	21.06	6/2/2018	300	4,953
	DF	1/15/2008	28,000	—	25.37	1/15/2018	1,700	28,067
	DF	2/28/2007	73,475	—	30.64	2/28/2017	—	—

TOTAL			182,821	422,373			168,162	2,695,522

Thomas N. Zanetich	WWAV	10/25/2012	—	181,159	17.00	10/25/2022	50,000	777,000
	DF	2/17/2012	—	59,190	12.07	2/17/2022	41,551	686,007
	DF	2/18/2011	11,950	23,899	10.35	2/18/2021	18,116	299,095
	DF	2/12/2010	7,242	3,621	14.56	2/12/2020	1,227	20,258
	DF	2/13/2009	21,000	—	20.07	2/13/2019	—	—
	DF	1/15/2008	24,000	—	25.37	1/15/2018	1,400	23,114
	DF	2/12/2007	36,738	—	30.11	2/12/2017	—	—
	DF	6/1/2006	22,043	—	24.29	6/1/2016	—	—

TOTAL			122,973	267,869			112,294	1,805,474

Edward F. Fugger	WWAV	10/25/2012	—	181,159	17.00	10/25/2022	50,000	777,000
	DF	2/17/2012	—	32,883	12.07	2/17/2022	23,084	381,117
	DF	2/18/2011	7,967	15,933	10.35	2/18/2021	12,077	199,391
	DF	2/12/2010	11,266	5,632	14.56	2/12/2020	1,909	31,518
	DF	2/13/2009	30,000	—	20.07	2/13/2019	—	—
	DF	1/15/2008	35,000	—	25.37	1/15/2018	1,500	24,765
	DF	2/28/2007	2,205	—	30.64	2/28/2017	—	—
	DF	2/12/2007	12,491	—	30.11	2/12/2017	—	—
	DF	1/13/2006	25,717	—	25.68	1/13/2016	—	—
	DF	1/7/2005	14,792	—	18.30	1/7/2015	—	—
	DF	1/13/2004	17,402	—	17.91	1/13/2014	—	—

TOTAL			156,840	235,607			88,570	1,413,791

(1)	Reflects outstanding equity awards granted under the Dean Foods’ 1989 Stock Awards Plan, 1997 Stock Option and Restricted Stock Plan and 2007 Stock Incentive Plan, and the WhiteWave 2012 Stock Incentive Plan. Awards granted on October 25, 2012 constitute WhiteWave RSUs and options; all other awards were made by Dean Foods on the dates indicated.

(2)	Numbers shown in the table include adjustments made in connection with Dean Foods’ 2005 spin-off of TreeHouse Foods, Inc. and previous stock splits and reflect adjustments as a result of the $15 per share special cash dividend paid by Dean Foods on April 2, 2007.

(3)	Options vest one-third on each of the first, second and third anniversary of the grant date, and also vest immediately upon a change of control and in the following additional circumstances (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. Options other than the IPO Grants also vest when an employee with 10 years of service retires after reaching age 55.

(4)	Each RSU represents the right to receive one share of Dean Foods’ or WhiteWave’s common stock in the future. RSUs have no exercise price. Generally, grants made prior to 2009 vest ratably over five years, and grants made after 2009 vest ratably over three years. All RSUs also vest immediately upon a change of control and in the following additional circumstances (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. RSUs other than the IPO Grants also vest when an employee with 10 years of service retires after reaching age 55.

Option Exercises and Stock Vested in Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Gregg L. Engles	950,101	3,053,055	168,501	1,882,195
Kelly J. Haecker	—	—	15,008	170,481
Blaine E. McPeak	—	—	26,073	311,364
Thomas N. Zanetich	—	—	15,881	183,146
Edward F. Fugger	—	—	15,044	170,827

(1)	Number of shares acquired reflects number of shares of Dean Foods common stock acquired on exercise of option awards or vesting of stock awards.

(2)	The value realized on exercise was the number of underlying shares exercised multiplied by the difference between Dean Foods’ closing stock price on the exercise date and the exercise price of the options.

(3)	The value realized on vesting was Dean Foods’ closing stock price on the vesting date multiplied by the number of shares vested.

Executive Officer Severance

Dean Foods maintains two severance plans for its U.S.-based executive officers, depending on the circumstances that result in their termination. The Dean Foods Executive Severance Plan is applicable in the event of certain involuntary terminations. In addition, Dean Foods entered into an amended and restated change in control agreement with each of our Named Executive Officers, which is applicable in the event of a qualifying termination following a change in control. These change in control agreements were amended in connection with our initial public offering as set forth below. The following is a description of the benefits that may be paid to the executive officers pursuant to the Dean Foods Executive Severance Plan and the change in control agreements. Our executive officers may not receive benefits under both plans. Under the employee matters agreement we entered into with Dean Foods, we are required to adopt a severance plan comparable to the Dean Foods Executive Severance Plan prior to the completion of any spin-off or distribution of our stock by Dean Foods such that Dean Foods no longer holds a controlling interest in us.

Potential Benefits Upon a Change in Control. Dean Foods has entered into agreements with our Named Executive Officers, pursuant to which it must, in the event of a change in control and a subsequent qualifying termination (as defined below):

•

pay each of our Named Executive Officers a lump sum cash payment equal to three times, in the case of Messrs. Engles, McPeak, and Zanetich, and two times, in the case of Messrs. Haecker and Fugger, his annual base salary plus his target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, in addition to a gross-up payment to pay for any applicable excise taxes;

•	pay each of our Named Executive Officers the unvested balance of his 401(k) account, plus three times his most recent annual match by the Company;

•	continue to provide insurance benefits to each of our Named Executive Officers for two years; and

•	provide certain outplacement services.

In addition, all unvested equity awards vest in full upon a change in control. With respect to CPU awards, the amount is prorated based on the date of the change in control using that date as the performance measurement date.

Pursuant to the agreements, a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of Dean Foods representing 30% or more of the combined voting power of Dean Foods’ then outstanding securities; (2) individuals who currently serve on the Board of Directors of Dean Foods, or whose election to the Board of Directors of Dean Foods or nomination for election to the Board of Directors of Dean Foods was approved by a vote of at least two-thirds of the directors who either currently serve on the Board of Directors of Dean Foods, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of Dean Foods; (3) Dean Foods or any subsidiary of Dean Foods merges with or consolidates into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of Dean Foods outstanding immediately prior thereto holding immediately thereafter securities representing more than 60% of the combined voting power of the voting securities of Dean Foods or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of Dean Foods approve a plan of complete liquidation of Dean Foods or an agreement for the sale or disposition by Dean Foods of all or substantially all of its assets, or such a plan is commenced.

In connection with our initial public offering, the existing change in control agreements with our Named Executive Officers and other executive officers were amended so that the definition of a “change in control” includes changes in control of either our Company or, for so long as it holds in excess of a majority of the voting power of the Company, Dean Foods. Any tax-free distribution of the shares of our common stock to the stockholders of Dean Foods is expressly excluded from the definition of change in control. The amendments to the change in control agreements also eliminated any excise tax gross up provisions and provide that the change in control agreements will terminate automatically in the event that Dean Foods ceases to own voting securities that affords it a controlling interest in the Company, other than by reason of a transaction that constitutes a change in control of the Company, as defined for purposes of such agreements. All other provisions of the existing agreements remain in effect.

A qualifying termination means a termination of employment by Dean Foods or its successor without cause, within thirteen months following a change in control, or by the executive officer with good reason prior to the first anniversary of a change in control, or by the executive officer for any reason during the thirteenth month following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to Dean Foods, or (iii) conviction of, or plea of nolo contendere to, a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the executive officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of Dean Foods, (ii) removal of the executive officer from the position held by him or her or any other significant reduction in the nature of his or her duties or responsibilities immediately prior to the change in control, (iii) transfer of the executive officer’s principal place of employment, or (iv) the failure of the successor company to assume the obligations under the agreement.

The agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with Dean Foods for two years after termination;

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of Dean Foods’ confidential information; and

•	agreements not to solicit any of Dean Foods’ employees for two years after termination.

Under the employment agreements we have entered into with our Named Executive Officers, each will have good reason to terminate employment and receive severance if we do not implement substantially comparable change in control protection following any spin-off or other distribution of our stock by Dean Foods such that Dean Foods no longer holds a controlling interest in us. In March 2013, the Compensation Committee approved change in control terms for our executive officers that will be effective upon any such spin-off or other distribution. The Company expects to enter into written agreements with each of our executive officers incorporating these change in control terms prior to any such spin-off or other distribution. With respect to Messrs. Engles, McPeak and Zanetich, these new agreements will provide benefits that are substantially equivalent to the terms of their existing change in control agreements with Dean Foods. With respect to Messrs. Haecker and Fugger, these new agreements will be substantially equivalent to their existing agreements except that they will provide benefits equal to three times the sum of the executive’s base salary and target annual incentive payment, plus a prorated target incentive payment for the fiscal year in which benefits are triggered. When these new agreements become effective, our Named Executive Officers would no longer be entitled to change in control benefits from Dean Foods.

If a change in control with respect to Dean Foods had occurred as of December 31, 2012, and the rights of our Named Executive Officers serving as such on December 31, 2012, under the agreements had been triggered, they would have received approximately the following:

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Early Vesting of DF Retention Plan ($)(4)	Other ($)(5)	Total ($)
Gregg L. Engles	11,233,000	9,416,072	7,677,574	—	70,000	28,396,646
Kelly J. Haecker	1,822,001	1,217,972	213,473	266,667	70,000	3,590,113
Blaine E. McPeak	3,994,262	2,695,522	565,527	503,750	70,000	7,829,060
Thomas N. Zanetich	2,463,000	1,805,474	417,082	270,000	70,000	5,025,556
Edward F. Fugger	1,442,001	1,027,752	206,463	206,667	70,000	2,952,883

(1)	This amount represents three times or, with respect to Messrs. Haecker and Fugger, two times, the sum of the Named Executive Officer’s (i) base salary in effect at the time of the termination, (ii) target annual incentive payment, and (iii) aggregate matching contributions payable to the Named Executive Officer’s 401(k) account plus the balance of the unvested portion of the 401(k) account and the prorated target incentive payment for 2012.

(2)	This amount represents the payout of all unvested RSUs, or with respect to Messrs. Haecker and Fugger, RSUs expected to vest in the 24 months after December 31, 2012, based on the Dean Foods’ and WhiteWave’s closing stock prices on December 31, 2012 ($16.51 and $15.54, respectively).

(3)	This amount represents the payout of all unvested stock options, or with respect to Messrs. Haecker and Fugger, unvested stock options expected to vest in the 24 months after December 31, 2012 based on Dean Foods’ and WhiteWave’s closing stock prices on December 31, 2012 ($16.51 and $15.54, respectively).

(4)	This amount represents the target payment under the DF Executive Retention Plan.

(5)	This amount represents the value of outplacement services, long-term disability, life insurance, and medical coverage.

Executive Severance Plan. The Dean Foods Executive Severance Plan provides severance benefits to certain designated officers of Dean Foods, including our Named Executive Officers, who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Under the plan, all of the Named Executive Officers would be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his target bonus for the fiscal year in which the termination occurs. In addition, participants would receive a cash payment for the in-the-money value of all outstanding and unvested LTI awards that would vest up to 36 months for Mr. Engles, and up to 24 months for our other Named Executive Officers following the date of severance based on the average closing price of Dean Foods’ stock for the 30 days immediately following the date of severance; however, cash-based awards and stock-based awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the date of severance occurs, unless otherwise expressly provided in the terms of the award. The participant would also be entitled to payments which may be used to pay COBRA health benefits and to obtain outplacement services. The Dean Foods Executive Severance Plan Administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement.

Under the Dean Foods Severance Plan, “cause” means the following: (i) the participant’s conviction of any crime deemed by Dean Foods to make the executive officer’s continued employment untenable, (ii) the participant’s willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of Dean Foods, (iii) the participant’s conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) breach by the participant of any written covenant or agreement with Dean Foods, or (v) the participant’s failure to comply with or breach of the Dean Foods’ “code of conduct” from time to time. “Good reason” means any of the following: (i) any reduction in the amount of the participant’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of Dean Foods, (ii) a material reduction in the scope of the participant’s duties or responsibility, or (iii) the transfer of the participant’s principal place of employment.

In connection with our initial public offering, certain of our Named Executive Officers who participate in the Dean Foods Executive Severance Plan would have been deemed to have experienced a termination other than “for cause” and would have been entitled to terminate employment for “good reason” (as defined under the Dean Foods Executive Severance Plan) due to a material reduction in compensation or scope of duties or relocation and receive severance and other termination benefits under the Dean Foods Executive Severance Plan. However, as a condition of receiving an IPO Grant and their employment at WhiteWave, each of these executive officers and our other affected executive officers waived any right to receive severance or other termination benefits in connection with the assumption of their new duties.

Pursuant to the employee matters agreement that we entered into with Dean Foods, we are obligated to implement a plan comparable to the Dean Foods Executive Severance Plan before completion of a Spin-Off. In March 2013, our Compensation Committee approved a WhiteWave executive severance plan that, following a Spin-Off or other transaction such that Dean Foods no longer holds a controlling interest in us, will provide benefits to our Named Executive Officers that are substantially equivalent to the benefits under the Dean Foods Executive Severance Plan. At such time as the WhiteWave executive severance plan becomes effective, our officers including the Named Executive Officers would no longer be entitled to benefits under the Dean Foods Executive Severance Plan.

In the event that the rights of our Named Executive Officers under the Dean Foods Executive Severance Plan had been triggered as of December 31, 2012, absent a change in control they would have received approximately the following:

Estimated Payments Upon a Qualified Termination

Name	Severance Amount ($)(1)	Cash in Lieu of Unvested RSUs ($)(2)	Cash in Lieu of Unvested Stock Options ($)(3)	Other ($)(4)	Total ($)
Gregg L. Engles	8,120,000	10,041,558	9,884,218	50,000	28,095,776
Kelly J. Haecker	1,800,001	1,293,797	275,948	45,000	3,414,746
Blaine E. McPeak	2,811,250	2,090,756	580,513	45,000	5,527,519
Thomas N. Zanetich	1,710,000	1,408,959	423,253	45,000	3,587,212
Edward F. Fugger	1,420,001	1,094,311	267,345	45,000	2,826,657

(1)	This amount represents two times the sum of such Named Executive Officer’s base salary and target bonus, plus a pro rata portion of his target bonus for the fiscal year in which the termination occurs.

(2)	This amount represents the payout of RSUs scheduled to vest in the 36 months (for Mr. Engles) or in the 24 months (for Messrs. Haecker, McPeak, Fugger, and Zanetich) after December 31, 2012 in accordance with the terms of the Dean Foods Executive Severance Plan based on the average of Dean Foods’ and WhiteWave’s closing stock prices for the 30 days following December 31, 2012 ($17.91 and $16.24, respectively).

(3)	This amount represents the payout of stock options scheduled to vest in the 36 months (for Mr. Engles) or in the 24 months (for Messrs. Haecker, McPeak, Fugger, and Zanetich) after December 31, 2012 based on the average of Dean Foods’ and WhiteWave’s closing stock prices for the 30 days following December 31, 2012 ($17.91 and $16.24, respectively).

(4)	This amount represents the value of outplacement services and medical coverage.

Do we have agreements with our Named Executive Officers or directors?

WhiteWave Agreements

In connection with our initial public offering, we entered into employment agreements with our U.S.-based executive officers, including all of the Named Executive Officers. Each of these employment agreements has an initial term of three years, and will automatically renew at the end of its then-current term for successive one-year periods, unless and until we or the executive officer provides a notice of non-renewal at least 30 days prior to the expiration of the agreement’s then- current term. The agreements provide that each officer will continue to receive a base salary at a rate at least equal to his base salary as of the date of determination of the initial public offering price and annual STI opportunities under our annual STI plan. Each executive officer is entitled to receive benefits coverage consistent with the eligibility provisions of the applicable plans and perquisites on the same basis as generally made available to Dean Foods’ senior executives. The employment agreements also provide that each officer was to receive an IPO Grant in connection with our initial public offering.

Each of the employment agreements provide that, if we terminate the officer without cause or the officer terminates employment with good reason, the officer will receive the same severance benefits that would have been payable to him under the Dean Foods Executive Severance Plan. However, by entering into the employment agreement, each officer agreed to waive any right under the Dean Foods Executive Severance Plan to terminate employment for good reason due to the change in duties, responsibilities, compensation, or location arising from the transfer of his employment to WhiteWave in connection with our initial public offering. The severance benefits that would be payable are (i) a lump sum payment equal to two times the sum of the officer’s base salary and then-current target STI award; (ii) a prorated STI award for the year of termination, subject in the case of a covered employee under Section 162(m) to the achievement of the applicable performance criteria; (iii) a cash payment equal to the value of all in-the-money equity awards that would have become vested in the ordinary course if the officer would have continued in our employ for two (or three, in the case of Mr. Engles) additional years; and (iv) an aggregate cash payment of $50,000 to assist with the cost of providing such officer with outplacement benefits and to purchase COBRA continuation coverage.

The terms “cause” and “good reason” in the employment agreements generally have the same definitions as under the Dean Foods Executive Severance Plan, except that two additional events constitute a basis for a termination for good reason for certain of our Named Executive Officers who were previously executive officers of Dean Foods. First, each of Messrs. Engles, Fugger and Zanetich may voluntarily terminate his employment for good reason within 90 days following the second anniversary of the closing of our initial public offering if Dean Foods still holds a controlling interest in our voting securities at that date. The purpose of this clause is to acknowledge that, if we continue to be a controlled subsidiary of Dean Foods for two years after our initial public offering is consummated, Messrs. Engles, Fugger and Zanetich should be treated as having incurred a diminution of their respective duties and responsibilities by accepting a position with us. Second, following any spin-off or distribution of our stock by Dean Foods such that Dean Foods no longer holds a controlling interest in our voting securities, each of Messrs. Engles, Haecker, McPeak, Fugger, and Zanetich will be deemed to have “good reason” to terminate his employment if we do not provide separation benefits in connection with a change of control that are substantially comparable with the level of separation benefits currently provided under the existing Dean Foods change in control agreements or if we define “good reason” or “cause” in a manner that is materially adverse to such executive as compared to the definitions applicable under the existing Dean Foods agreements. This provision, however, does not require that we incorporate provisions affording incremental payments due to the imposition of the excise tax on so-called “golden parachute” payments.

Each employment agreement also contains several covenants provided by the officer for our benefit. Each officer agreed not to compete with our business or to solicit our employees for hire during his or her employment and during the one-year period following termination of employment. Each officer is also required to maintain the confidentiality of our confidential information and to return all company property upon the cessation of employment.

Dean Foods Agreements

Gregg L. Engles. Historically, Dean Foods has not maintained an employment agreement with Mr. Engles, although it has entered into a change in control agreement with him, pursuant to which he is eligible for the change in control benefits described under the heading “How much are our Named Executive Officers paid?—Executive Officer Severance—Potential Benefits Upon a Change in Control.” Mr. Engles is also eligible for severance benefits under Dean Foods Executive Severance Plan described below under the heading “How much are our Named Executive Officers paid?—Executive Officer Severance—Executive Severance Plan.”

Blaine E. McPeak. On October 14, 2009, Dean Foods entered into a letter agreement with Mr. McPeak pursuant to which it appointed him President, WhiteWave effective as of November 1, 2009. Pursuant to this letter agreement, Dean Foods agreed to pay Mr. McPeak an annual salary of $450,000, to be reviewed annually by the DF Compensation Committee, and granted him 3,445 RSUs (which vest over a three-year period) and options to purchase 10,601 shares of Dean Foods’ common stock (which vest over a three-year period). Pursuant to the letter agreement, Mr. McPeak was eligible for benefits under the Dean Foods Executive Severance Plan as described under the heading “How much are our Named Executive Officers paid?—Executive Officer Severance—Executive Severance Plan.” This letter agreement was superseded by the employment agreement entered into with Mr. McPeak in connection with our initial public offering.

Mr. McPeak is also subject to a non-compete agreement, pursuant to which Mr. McPeak agreed he would not compete with Dean Foods or solicit any of its customers or employees, or interfere with its customer relationships, for two years following his termination. In addition, Mr. McPeak agreed to keep Dean Foods’ proprietary information confidential.

Kelly J. Haecker. Dean Foods did not maintain an employment agreement with Mr. Haecker, although it had entered into a change in control agreement with him, which was amended in connection with our initial public offering, pursuant to which he is eligible for the change in control benefits described under the heading “How much are our Named Executive Officers paid?—Executive Officer Severance—Potential Benefits Upon a Change in Control.” Mr. Haecker is also eligible for severance benefits under Dean Foods’ Executive Severance Plan described below under the heading “How much are our Named Executive Officers paid?—Executive Officer Severance—Executive Severance Plan.”

Thomas N. Zanetich. On February 18, 2011, Dean Foods entered into a letter agreement with Mr. Zanetich pursuant to which it appointed him Executive Vice President—Human Resources of Dean Foods effective immediately. Pursuant to this letter agreement, Dean Foods agreed to pay Mr. Zanetich an annual salary of $420,000, to be reviewed annually by the DF Compensation Committee, and granted him 27,174 shares of restricted stock (which vest over a four-year period), options to purchase 35,849 shares of Dean Foods’ common stock (which vest over a four-year period), and a target performance cash award of $131,250 (which will vest over a 34-month period). Pursuant to the letter agreement, Mr. Zanetich was eligible for benefits under the Dean Foods Executive Severance Plan as described under the heading “How much are our Named Executive Officers paid?—Executive Officer Severance—Executive Severance Plan.” This letter agreement was superseded by the employment agreement entered into with Mr. Zanetich in connection with our initial public offering.

Edward F. Fugger. Dean Foods did not maintain an employment agreement with Mr. Fugger, although it had entered into a change in control agreement with him, which was amended in connection with our initial public offering. Pursuant to his change in control agreement, he is eligible for the change in control benefits described under the heading “How much are our Named Executive Officers paid?—Executive Officer Severance—Potential Benefits Upon a Change in Control.” Mr. Fugger is also eligible for severance benefits under Dean Foods’ Executive Severance Plan described below under the heading “How much are our Named Executive Officers paid?—Executive Officer Severance—Executive Severance Plan.”

Dean Foods also executed change in control agreements with Messrs. McPeak and Zanetich that provide for certain payments upon a change in control as defined in the agreements and amended such agreements in connection with our initial public offering as set forth under “How much are our Named Executive Officers paid?—Executive Officer Severance—Potential Benefits Upon a Change in Control.”

How much stock do our executive officers and directors own?

The following table presents information as of March 1, 2013 concerning:

•	each director and Named Executive Officer, and

•	all directors and executive officers as a group, including executive officers not named in the table.

Name beneficial owner	Number of shares of Class A common stock beneficially owned	Percentage of shares of Class A common stock beneficially owned	Number of shares of Class B common stock beneficially owned	Percentage of shares of Class B common stock beneficially owned
Gregg L. Engles	100	*	—	—
Kelly J. Haecker	—	*	—	—
Blaine E. McPeak	—	*	—	—
Thomas N. Zanetich	—	*	—	—
Edward F. Fugger	—	*	—	—
Michelle P. Goolsby	—	*	—	—
Stephen L. Green	—	*	—	—
Joseph S. Hardin, Jr.	—	*	—	—
Mary E. Minnick	—	*	—	—
Doreen A. Wright	—	*	—	—
All current directors and executive officers as a group (12 persons)	100	*	—	—

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

Do we have any holders who beneficially own more than 5% of our common stock?

Name and address of beneficial owner	Number of shares of Class A common stock beneficially owned		Percentage of shares of Class A common stock beneficially owned	Number of shares of Class B common stock beneficially owned	Percentage of shares of Class B common stock beneficially owned
Dean Foods Company(1) 2711 North Haskell Avenue, Suite 3400 Dallas, Texas 75204	150,000,000	(1)	86.7%	150,000,000	100%
Neuberger Berman Group LLC(2) 605 Third Avenue New York, NY 10158	2,709,093		11.779%	—	—
Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, CA 94403-1906	1,704,250		7.4%	—	—
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	1,197,100		5.205%	—	—
Citadel Advisors LLC(5) c/o Citadel LLC 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	1,188,321		5.2%	—	—

(1)	Holders of Class B common stock are considered to beneficially own shares of Class A common stock. which are reserved for issuance upon conversion of their Class B common stock.

(2)	Based on a Schedule 13G/A filed with the SEC on February 12, 2013, as of January 1, 2013, Neuberger Berman Group LLC and Neuberger Berman LLC beneficially owned 2,709,093 shares of our Class A common stock and they hold shared dispositive rights with respect to 2,709,093 of such shares and shared voting rights with respect to 2,630,887 of such shares.

(3)	Based on a Schedule 13G filed with the SEC on February 11, 2013, as of December 31, 2012, Franklin Resources, Inc., Franklin Advisers, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. beneficially owned 1,704,250 shares of our Class A common stock and Franklin Advisers, Inc. holds sole voting and dispositive rights with respect to such shares.

(4)	Based on a Schedule 13G filed with the SEC on February 14, 2013, as of December 31, 2012, FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company beneficially owned 1,197,100 shares of our Class A common stock. FMR LLC and Edward C. Johnson 3d hold sole dispositive rights with respect to such shares, and the Boards of Trustees of FMR LLC, Fidelity Management & Research Company and their various investment companies hold sole or shared power to vote such shares.

(5)	Based on a Schedule 13G filed with the SEC on February 21, 2013, as of February 15, 2013, Citadel Advisors LLC, Citadel Advisors Holdings LP, Citadel Investment Group II, L.L.C., and Kenneth Griffin beneficially owned 1,188,321 shares of our Class A common stock and share voting and dispositive rights with respect to such shares.

What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?

Related Party Transaction Policy

Under our Code of Ethics, directors, officers and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Audit Committee of the Board of Directors is responsible for reviewing and approving these transactions.

Any transaction proposed to be entered into by the Company with a related party must be reported to our General Counsel and reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If advance approval is not practicable under the circumstances, the Audit Committee will review and, in its discretion, may ratify the interested transaction at its next meeting. In the event management becomes aware of any further transactions subsequent to that meeting, such transactions may be presented to the Audit Committee for approval at the next meeting, or where it is not practicable or desirable to wait until the next meeting, to the Chair of the Audit Committee, subject to ratification by the full committee at its next meeting.

Any transaction with an interested person previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Audit Committee annually.

The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Since the completion of our initial public offering, the Audit Committee reviewed and approved a license agreement between us and Dean Foods, which is the beneficial owner of more than 5% of our voting securities. Under the license agreement, we have the exclusive right to manufacture and sell flavored and white milk under Dean Foods’ TruMoo brand in certain geographic territories and to designated foodservice accounts.

Have our equity compensation plans been approved by our stockholders?

We only have one equity compensation plan, the 2012 SIP, which was approved by Dean Foods in its capacity as our sole stockholder. In Proposal Two, we are submitting the 2012 SIP for stockholder approval to ensure that future awards may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and therefore be exempt from the cap on our tax deduction that may be imposed by Section 162(m) of the Internal Revenue Code. The following table contains certain information about the 2012 SIP as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,445,327	$16.98	17,554,673
Equity compensation plans not approved by security holders	—	$—	—

Total	2,445,327		17,554,673

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2012.

Appendix A

THE WHITEWAVE FOODS COMPANY

2012 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE

The Plan is intended to promote the interests of the Company and its shareholders by (i) attracting and retaining non-employee directors, executive personnel and other key employees of outstanding ability, as well as consultants; (ii) motivating non-employee directors, executive personnel, other key employees and consultants by means of performance-related incentives, to achieve longer-range Performance Criteria; and (iii) enabling such non-employee directors, employees and consultants to participate in the growth and financial success of the Company.

SECTION 2. DEFINITIONS

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means (i) for purposes of Incentive Stock Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8 of the Plan, inclusive.

“Award Agreement” means either a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, or a written or electronic statement issued by the Company describing the terms and conditions of an Award or Awards.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her duties; (ii) a Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the material breach by a Participant of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”; or (v) the Participant’s failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means the first occurrence of any of the following events after the Effective Date:

(i)	any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Parent, the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii)	the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity); or

(iv)	the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan. Notwithstanding the foregoing, (i) at any time prior to the time at which a class of the capital stock of the Company is registered under Section 12 of the Act, the Committee shall mean the Compensation Committee of the Board of Directors of the Parent and (ii) at any time following the time at which a class of the capital stock of the Company is registered under Section 12 of the Act and the Company is a “controlled company” for purposes of the listing standards of the New York Stock Exchange, the Committee shall mean the Directors then serving on the Board who are determined to be “independent” in accordance with New York Stock Exchange listing standards.

“Company” means The WhiteWave Foods Company, a Delaware corporation.

“Consultant” means any person, including an advisor, engaged by an Employer to render services to such Employer and who is not a Director or an Employee.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Director” means any individual who is a member of the Board or the board of directors of an Affiliate of the Company.

“Disability” with respect to any Participant occurs, unless otherwise provided for in an Award Agreement, when and if, as a result of disease, injury or mental disorder, the Participant is incapable of engaging in regular employment or occupation with the Company or a Subsidiary and if and so long as the Social Security Administration has determined that the Participant is disabled.

“Effective Date” means the date on which the Board of Directors of the Parent approved this Plan following adoption by the Board.

“Employee” means any officer or employee employed by any Employer in a common-law employee-employer relationship.

“Employer” means the Company and any Affiliate thereof.

“Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Act or any “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Fair Market Value” means a price that is based upon the opening, closing, actual, high, low or average sales price of the Stock as reported by the principal national exchange or trading system on which the Stock is then listed or traded on the applicable date, the preceding trading day, the next succeeding trading day or an average of trading days, as determined by the Committee in its discretion. Such definition(s) of Fair Market Value shall be specified in the Award Agreement and may differ depending on whether the Fair Market Value is in reference to the grant, vesting, exercise, settlement or payout of an Award. Notwithstanding the foregoing, if shares of Stock are not traded on a national exchange or trading system, Fair Market Value shall be determined by the Committee in good faith using such objective criteria as it shall deem appropriate. “Incentive Stock Option” means a stock option granted under Section 7 of the Plan that is designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.

“Net Exercise” means the exercise of an Option or any portion thereof by the delivery of the greatest number of whole shares of Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Non-Statutory Stock Option” means a stock option granted under Section 7 of the Plan that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-statutory Stock Option.

“Other Stock-Based Award” means an Award of, or related to, shares of Stock other than Options, Restricted Stock, Performance Shares, Restricted Stock Units or Performance Units, as granted by the Committee in accordance with the provisions of Section 8 of the Plan.

“Parent” means Dean Foods Company, a Delaware corporation, that as of the Effective Date is the parent company of the Company. If at any time Dean Foods owns stock representing less than 50% of the power to vote in the election of directors of the Company, it shall no longer be treated as the Parent.

“Participant” means an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive cash or Stock (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 5(c) of the Plan for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Share” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive one share of Stock (or the Fair Market Value thereof in cash or any combination of cash and Stock, as determined by the Committee), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Unit” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria. The Committee shall determine whether the earned portion of any such Performance Units shall be payable in cash, Stock or any combination thereof.

“Qualifying Termination of Employment” means a termination of a Participant’s Service with an Employer by reason of the Participant’s death, Disability or Retirement.

“Restriction Period” means the period of time selected by the Committee during which an Award of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a fixed or variable stock denominated unit contingently awarded to a Participant under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s Service at or after the Participant’s normal retirement age or earlier retirement date established under any qualified retirement plan maintained by the Company; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Retirement” then, with respect to any Award made to such Participant, “Retirement” shall have the meaning set forth in such employment or severance agreement.

“Section 409A” means Section 409A of the Code and the applicable rules, regulations and guidance promulgated thereunder.

“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director or (iii) a Consultant.

“Special Termination” means a termination of the Participant’s Service due to death or Disability.

“Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with an Option, designated as an SAR under Section 7 of the Plan.

“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Section 3. Powers of the Committee

(a) Eligibility. Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine the Employees, Directors or Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. Without limiting the generality of the foregoing, in connection with a corporate transaction (as defined for purposes of Section 424 of the Code), the Committee is expressly authorized to grant awards in replacement or substitution of awards in respect of the equity of the Parent or any entity that shall become a direct or indirect subsidiary of the Company, in which case the limitations set forth in Section 4(c) shall not apply to any type of Award and the rule under Section 7(b) regarding the exercise price at which Options may be granted shall not apply to any Option that replaces an “in the money” option previously granted by Parent or such newly acquired subsidiary. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Employee, Director, Consultant, Participant or Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee. The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company, the power and authority to make and/or administer Awards under the Plan with respect to individuals who are not Executive Officers of the Company, pursuant to such conditions and limitations as the Committee may establish and consistent with applicable law; only the Committee or the Board may select, and grant Awards to, Executive Officers or exercise any other discretionary authority under the Plan in respect of Awards granted to Executive Officers. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

(e) Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying shares of Stock) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the termination of the Participant’s Service and after the Stock subject to the Award has been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to or during any breach of any such covenant.

(f) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth in Section 4 of the Plan regarding the maximum number of shares of Stock issuable hereunder and the maximum Award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish, without amending the Plan, subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates of any of the foregoing and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate of any of the foregoing, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

SECTION 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards shall be 20,000,000 shares. Such maximum number of shares shall be subject to adjustment in Section 4(d). Notwithstanding the provisions of Section 4(b) of the Plan, the maximum number of shares of Stock that may be issued in respect of Incentive Stock Options shall not exceed 1,000,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of Stock not reserved for any other purpose.

(b) Canceled, Terminated or Forfeited Awards, Etc. Any shares of Stock subject to an Award which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock shall again be available for grant under the Plan; provided that, for purposes of Section 4(a) upon the Net Exercise of any Option or the exercise of any SAR, the gross number of shares as to which such Option or SAR is being exercised, and not just the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan.

(c) Individual Award Limitations. No Participant may be granted under the Plan in any calendar year Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units covering an aggregate of more than 2,000,000 shares of Stock, subject to adjustment in Section 4(d) or 10(b). No Participant may be granted Options and SARs with respect to more than 2,000,000 shares of Stock under the Plan in any calendar year, subject to adjustment in Section 4(d) or 10(b). The maximum aggregate cash payment with respect to cash-based Awards (including Performance Awards) granted in any one fiscal year that may be made to any Participant shall be $10,000,000.

(d) Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then an adjustment shall be made in the number and class of shares of stock available for Awards under Section 4(a) and subject to the limitations in Section 4(c), and the Committee shall substitute for or add to each share of Stock that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding share of Stock was changed, for which each such share of Stock was exchanged, or to which each such share of Stock relates, as the case may be.

SECTION 5. PERFORMANCE AWARDS, PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Awards, Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant shall receive for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Awards, Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Earned Performance Awards, Performance Shares and Performance Units. Performance Awards, Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Awards, Performance Shares and Performance Units on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not in excess of 200%) as the Committee shall specify.

(c) Performance Criteria. At the discretion of the Committee, Performance Criteria may be based on the total return to the Company’s shareholders, inclusive of dividends paid, during the applicable Performance Period (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings or margins, earnings per share, EBITDA. net earnings, net sales, return on equity, income, market share, working capital, return on investment, return on invested capital or capital employed , level of expenses, revenue, cash flow and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units, divisions or Subsidiaries. When establishing Performance Criteria for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Except in the case of Awards to Executive

Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Criteria for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d) Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Awards, Performance Shares or Performance Units to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Performance Criteria for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the amount of the Performance Award, the number of Performance Shares, or the number and value of Performance Units, that have been earned on the basis of performance in relation to the established Performance Criteria.

(f) Payment of Awards. Earned Performance Awards, Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 5(e) above, provided that (i) earned Performance Awards, Performance Shares and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Awards, Performance Shares or Performance Units pursuant to Section 9 of the Plan shall be distributed in accordance with Section 9. The Committee shall determine whether Performance Awards, Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.

(g) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards, Performance Shares or Performance Units after the commencement of a Performance Cycle.

(h) Termination of Service.

(i)	Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, a Participant whose Service terminates by reason of a Qualifying Termination of Employment on or after the first anniversary of the commencement of the relevant Performance Cycle (or such other period as the Committee shall specify at the time of grant of the Performance Awards, Performance Shares or Performance Units) shall be entitled to a distribution of the same Performance Awards, number of Performance Shares, or the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her Service continued until the end of the applicable Performance Cycle. Any Performance Awards, Performance Shares or the value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as the Performance Awards, Performance Shares and the value of Performance Units are paid to other Participants (or at such earlier time as the Committee may permit). Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Awards, Performance Shares or Performance Units outstanding at the date of the Qualifying Termination of Employment that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of Service.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service is terminated for any reason other than a Qualifying Termination of Employment during a Performance Cycle, all of the Participant’s rights to Performance Awards, Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unearned Performance Awards, Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 5(h), Section 9 of the Plan shall determine the treatment of Performance Awards, Performance Shares and Performance Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units granted to each Participant, (ii) the Restriction Period(s) applicable thereto and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Awards of Restricted Stock Units shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time).

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, the Restricted Stock shall vest ratably over three years upon each anniversary of the grant date. The Committee may provide that the Restriction Period on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of performance criteria (and without regard to the minimum service requirement), which criteria shall be selected from those available to the Committee under Section 5(c) of the Plan, provided that any Award of Restricted Stock made to any Executive Officer that is intended to qualify as “other performance-based compensation” under Section 162(m) of the Code shall be subject to the same restrictions and limitations applicable to Awards of Performance Shares under Section 5(d) of the Plan and subject to the certification required under Section 5(e) of the Plan. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award.

(c) Dividend Equivalents. The Committee shall determine whether and to what extent dividends payable on Stock will be credited, or paid currently, to a Participant in respect of an Award of Restricted Stock Units. Unless otherwise determined by the Committee at or after the grant date, a Participant holding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock, the Company shall remove the restrictions applicable to the Restricted Stock, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock to the Participant or the Participant’s

legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock having an aggregate value equal to the Fair Market Value of one share of Stock. Unless the Committee shall otherwise specify, whether in the Award Agreement or otherwise, settlement of any Restricted Stock Units shall be made in shares of Stock.

(e) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(f) Termination of Service.

(i)	Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates by reason of a Qualifying Termination of Employment during the Restriction Period, a pro rata portion of any Stock related to Restricted Stock or a Restricted Stock Unit held by such Participant shall become nonforfeitable at the date of such termination, based on the number of full calendar months of such Participant’s Service relative to the number of full calendar months in the relevant Restriction Period.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unvested Restricted Stock or Restricted Stock Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(f), Section 9 of the Plan shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 7. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Grant. Options and Stock Appreciation Rights (“SARs”) may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, Non-statutory Stock Options and SARs. The grant date of an Option or SAR under the Plan will be the date on which the Option or SAR is awarded by the Committee, or such other future date as the Committee shall determine in its sole discretion. Each Option or SAR shall be evidenced by an Award Agreement that shall specify the type of Option Award granted, the exercise price, the duration of the Option or SAR, the number of shares of Stock to which the Option or SAR pertains, the conditions upon which the Option or SAR or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may only be granted to Employees.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option or SAR is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the grant date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof, the exercise price shall be at least 110% of the Fair Market Value of the Stock on the grant date.

(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, each Option and SAR awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options and SARs may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option or SAR. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option or SAR during a Performance Period selected by the Committee. No Option or SAR shall be exercisable on or after the tenth anniversary of its grant date (the fifth anniversary of the grant date for an Incentive Stock Option granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof). The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment of Option Exercise Price. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the Participant for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price of the portion of the Option being exercised. Additionally, to the extent authorized by the Committee (whether at or after the grant date), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price; by (ii) the number of shares of Stock with respect to which the SAR is exercised. At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

(f) Incentive Stock Option Status. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

(g) Termination of Service.

(i)

Special Termination. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if the Participant’s Service is terminated due to a Special Termination, then all Options and SARs held by the Participant on the effective date of such Special Termination shall vest and become exercisable and shall remain exercisable until the first to occur of (A) the second anniversary of the effective date of such Special Termination (or, for Incentive Stock Options, the first anniversary of the effective date of such Special Termination) or (B) the expiration date of the Option or SAR.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, (A) if the Participant’s Service is voluntarily or involuntarily terminated for any reason other than a Special Termination prior to the expiration date of the Option or SAR, any Options and SARs that have not become vested and exercisable on or before the effective date of such termination shall terminate on such effective date, and (B) if the Participant’s Service is terminated voluntarily or involuntarily for any reason other than a Special Termination or for Cause, any vested and exercisable Options and SARs then held by the Participant shall remain exercisable for a period of 90 days following the effective date of such termination of Service.

(iii)	Termination for Cause. Notwithstanding anything contrary in this Section 7(g), if the Participant’s Service is terminated for Cause, then all Options or SARs (whether or not then vested or exercisable) shall terminate and be canceled immediately upon such termination, regardless of whether then vested or exercisable.

(iv)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(g), Section 9 of the Plan shall determine the treatment of Options and SARs upon a Change in Control, including the treatment of Options and SARs granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 8. OTHER STOCK-BASED AWARDS

(a) Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards, including, but not limited to, the outright grant of Stock in satisfaction of obligations of the Company or any Affiliate thereof under another compensatory plan, program or arrangement, modified Awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions applicable thereto. Any Other Stock-Based Award may entail the transfer of actual shares of Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.

(b) Termination of Service. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of Service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant.

SECTION 9. CHANGE IN CONTROL

(a) Accelerated Vesting and Payment.

(i)

In General. Except as provided in an employment or individual severance agreement between a Participant and an Employer or an Award Agreement, upon a Change in Control (i) all outstanding Options and SARs shall become vested and exercisable immediately and (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units shall lapse immediately. Additionally, the Committee (as constituted prior to the Change in Control) may provide that in connection with the Change in Control (i) each Option and SAR shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the excess, if any, of the Fair Market Value over the exercise price for such Option and (ii) each share of Restricted Stock and each Restricted Stock Unit shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the Fair Market Value, multiplied by the number of shares of Stock covered by such Award.

(ii)	Performance Awards, Performance Shares and Performance Units. Except as provided in an Award Agreement, in the event of a Change in Control, (i) each outstanding Performance Award and Performance Share shall be canceled in exchange for a payment equal to the greater of (a) the amount that would have been payable had the performance under each such Performance Award or Performance Share been deemed equal to 100% or (b) the amount payable under each such Performance Award or Performance Share in respect of the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) and (ii) each outstanding Performance Unit shall be canceled in exchange for a payment equal to the greater of (a) the amount that would have been payable had each such Performance Unit been deemed equal to 100% or (b) the amount payable under each Performance Unit in respect of the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) of its initially established dollar or local currency denominated value.

(iii)	Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control) in good faith.

(b) Termination of Service Prior to Change in Control. In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose Service is involuntarily terminated by an Employer other than for Cause or is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control and to have been terminated immediately thereafter.

(c) Amounts Subject to Section 409A. Notwithstanding the foregoing provisions of this Section 9, to the extent that any Award granted under the Plan and outstanding at the time of Change in Control is treated as “deferred compensation” under Section 409A, and not exempt from its requirements under any applicable exemption therefrom, no acceleration of payment of such Award shall be made upon a Change in Control unless such event is also a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation within the meaning of Section 409A. Any Award which is not payable upon the occurrence of a Change in Control solely by operation of this Section 9(c) shall become vested in accordance with Section 9(a)(i), but shall be paid at the date or event that such Award would have been payable without regard to the occurrence of such Change in Control.

SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN OR AWARDS

(a) General. The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date, after which no new Awards may be granted under the Plan. The Board may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d) of the Plan, materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c) of the Plan, (iii) materially modify the requirements for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Board or the Committee determines to be applicable. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, subject to Section 10(b), including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Award, Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option or SAR may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d) of the Plan) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect in any material way the Participant’s rights under such Award, whether in whole or it part. No amendment, modification or termination of the Plan or any Award shall adversely affect in any material way any Award theretofore granted under the Plan, without the consent of the Participant.

(b) Adjustment of Awards Upon the Occurrence of Certain Events.

(i)	Equity Restructurings. If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a non-reciprocal transaction between the Company and its stockholders that causes the per share fair market value underlying an Award to change, such as stock dividend, stock split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of shares or securities allocated to Awards that have been granted prior to any such change. Any such adjustment in an outstanding Option or SAR shall be made without change in the aggregate exercise price applicable to the unexercised portion of such Option or SAR but with a corresponding adjustment in the exercise price for each share of Stock or other unit of any security covered by such Option or SAR.

(ii)	Reciprocal Transactions. The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the exercise price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares of Stock resulting from any reciprocal transaction.

(iii)	Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In case of an Award designed to qualify for the Performance-Based Exception (as defined in Code Section 409A), the Board will take care not to make an adjustment that would disqualify the Award.

(iv)	Fractional Shares and Notice. Fractional shares of Stock resulting from any adjustment in Awards pursuant to this Section 10(b) may be settled in cash or otherwise as the Board determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

SECTION 11. DEFERRALS AND SECTION 409A

(a) Notwithstanding anything in this Plan to the contrary, no terms of this Plan relating to Awards or any deferral with respect thereto shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to cause an Award, or the deferral or payment thereof, to become subject to interests and additional tax under Section 409A.; provided, however, that no Participant shall have the right to assert any claim against the Company for any tax or other liability incurred by reason of any Award granted hereunder failing to comply with the applicable requirements of Section 409A.

(b) With respect to any Participant who is employed in the United States or is otherwise treated as subject to income taxation in the United States in respect of an Award payable under the Plan (a “US Taxpayer”), (i) such Participant shall not be treated as having incurred a termination of Service for purposes of this Plan, including a Retirement from Service, unless and until such Participant shall have incurred a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder and (ii) any payment due such Participant in connection with any such separation from service which is treated as deferred compensation subject to Section 409A shall not be made earlier than the date which is six months and one day after such separation from service, if such Participant is a “specified employee” of the Company, as determined in accordance with the applicable provisions of Section 409A and the regulations thereunder (taking into account any policies or practices of the Company established in accordance with such regulations).

SECTION 12. GENERAL PROVISIONS

(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have all of the beneficial interest and any other entity in which these persons (or the Participant) own all of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation, in cash or property, in a manner that is not expressly authorized under the Plan.

(d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant.

The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with an Employer. Each Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(e) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware (without reference to the principles of conflicts of law).

(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(h) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or by-laws, by contract, as a matter of law, or otherwise.

(i) No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(j) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(k) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

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A	Proposals — The Board of Directors recommends a vote FOR all the director nominees listed,	+
FOR Proposals 2, 3 and 5 and 3 Years for Proposal 4.
1. Re-Election of Directors for a 3-year term:

	For	Against	Abstain		For	Against	Abstain
01 - Stephen L. Green	☐	☐	☐	02 - Michelle P. Goolsby	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Proposal to approve The WhiteWave Foods Company 2012 Stock Incentive Plan.		☐	☐	☐	3.	Proposal to approve, on an advisory basis, our executive compensation.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain			For	Against	Abstain
4.	Proposal to approve, on an advisory basis, the frequency of holding an advisory stockholder vote to approve our executive compensation.	☐	☐	☐	☐	5.	Proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2013.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and
Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — The WhiteWave Foods Company

This Proxy is Solicited by the Board of Directors of The WhiteWave Foods Company

For the 2013 Annual Meeting of Stockholders to be held at 9:30 am on April 17, 2013.

The undersigned appoints Gregg L. Engles and Roger E. Theodoredis, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of Class A common stock of The WhiteWave Foods Company held of record by the undersigned at the close of business on February 25, 2013 at the Annual Meeting of Stockholders of The WhiteWave Foods Company to be held on April 17, 2013 or at any postponement or adjournment thereof.

Please direct your proxy how he is to vote by placing an “X” in the appropriate box opposite the resolutions, which have all been proposed by The WhiteWave Foods Company, specified on the reverse side hereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director, “FOR” proposals 2, 3 and 5, and FOR “3 Years” on proposal 4.

Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.